SUPPORT AGREEMENT

between

RIO TINTO PLC

- and -

RIO TINTO CANADA HOLDING INC.

- and -

ALCAN INC.

July 12, 2007

-i-

TABLE OF CONTENTS

Article 1
INTERPRETATION

1.1	Definitions	2
1.2	Construction and Interpretation	12
1.3	Currency	12
1.4	Schedules	13

 Article 2
THE OFFER

2.1	The Offer	13
2.2	Fairness Opinion and Alcan Support for the Offer	17
2.3	Outstanding Stock Options	18
2.4	Other Agreements	19
2.5	LTIP Entitlements	19
2.6	Shareholder Rights Plan	20
2.7	Alcan Preferred Shares	20
2.8	Cancellation of all other Common Share Entitlements	20
2.9	Cancellation or Divestiture of Certain Common Shares	21
2.10	Directors of Alcan	21
2.11	Subsequent Acquisition Transaction	21
2.12	Offeror Compliance	22

Article 3
REPRESENTATIONS AND WARRANTIES OF RIO TINTO AND OFFEROR

Article 4
REPRESENTATIONS AND WARRANTIES OF ALCAN

4.1	Continuity Agreement	22
4.2	Other Representations and Warranties	22

Article 5
CONDUCT OF BUSINESS

5.1	Conduct of Business by Alcan	23
5.2	Conduct of Business by Rio Tinto	26

Article 6
OTHER COVENANTS

6.1	Further Assurances	26
6.2	Dividends and Distributions	27
6.3	Regulatory Approvals	27
6.4	Notification of Material Information	32
6.5	Continuity Agreement	33
6.6	No Solicitation, Opportunity to Match, Etc.	33
6.7	Notification of Certain Matters	37
6.8	Access by Rio Tinto and Offeror	37
6.9	Officers' and Directors' Insurance and Indemnification	37

-ii-

6.10	Shareholder Claims	38
6.11	Required Securities Law Approvals	38
6.12	Reorganization	38
6.13	Rio Tinto Shareholders Approval	40

Article 7
TERMINATION, AMENDMENT AND WAIVER

7.1	Termination	41
7.2	Termination and Expense Reimbursement Payments	43
7.3	Effect of Termination	45
7.4	Amendment	45
7.5	Waiver	45

Article 8
GENERAL PROVISIONS

8.1	Further Assurances	46
8.2	Expenses	46
8.3	Advisors	46
8.4	Public Statements	46
8.5	Confidentiality	46
8.6	Remedies	47
8.7	Notices	47
8.8	Severability	49
8.9	Entire Agreement, Assignment and Governing Law	49
8.10	Contra Proferentem	50
8.11	No Third Party Beneficiaries	50
8.12	Counterparts	50
8.13	Time of the Essence	50
8.14	Injunctive Relief	50
8.15	Language	51

SCHEDULE A  CONDITIONS OF THE OFFER
SCHEDULE B  REPRESENTATIONS AND WARRANTIES OF RIO TINTO AND OFFEROR
SCHEDULE C  REPRESENTATIONS AND WARRANTIES OF ALCAN
SCHEDULE D  RIO TINTO CIRCULAR - ALCAN INFORMATION REQUIREMENTS

SUPPORT AGREEMENT

THIS AGREEMENT made the 12th day of July, 2007,

BETWEEN:

RIO TINTO PLC,

a company existing under the laws of England and Wales,

(hereinafter called "Rio Tinto"),

- and -

RIO TINTO CANADA HOLDING INC.,

a corporation existing under the laws of Canada,

(hereinafter called "Offeror"),

- and -

ALCAN INC.,

a corporation existing under the laws of Canada,

(hereinafter called "Alcan").

                        WHEREAS Rio Tinto desires to cause its wholly-owned subsidiary, Offeror, to acquire all of the Common Shares (as hereinafter defined) on the terms and subject to the conditions contained herein;

                        WHEREAS the board of directors of Rio Tinto has unanimously approved this Agreement and the making of the Offer;

                        WHEREAS the board of directors of Alcan (the "Board of Directors") has unanimously determined, upon consultation with its financial and legal advisors and following the receipt and review of recommendations from its Strategic Committee (as hereinafter defined), that it would be advisable and in the best interests of Alcan for the Board of Directors to co-operate with Rio Tinto and Offeror, take all reasonable action to support the Offer and to recommend acceptance of the Offer to Shareholders, all on the terms and subject to the conditions contained herein;

                        AND WHEREAS the Board of Directors has analysed the information, undertakings and commitments provided by Rio Tinto (including the grounds on which the requirements of Paragraph 3 of the Continuity Agreement (as hereinafter defined) may be considered to be met), has reviewed the recommendation of its ad hoc Canada Committee and of its ad hoc Quebec Committee, and has unanimously determined that Rio Tinto has demonstrated to the satisfaction of the Board of Directors that, following or as a result of the Contemplated

Transactions (as hereinafter defined), there is no reasonable basis to believe that (i) the positive commitment of Alcan to the economic health and economic and social prospects of Quebec would be diminished or put at risk in any material respect or (ii) there will be a direct or indirect net negative impact to the health and prospects of the economy or society of Quebec and that, in relation to the Offer, the requirements of paragraph 3 of the Continuity Agreement (as hereinafter defined) have been fully met;

                        NOW THEREFORE, the parties hereby agree as follows:

ARTICLE 1
INTERPRETATION

1.1          Definitions

In this Agreement (including the Schedules hereto), the following terms shall have the following meanings, and grammatical variations shall have the respective corresponding meanings, unless otherwise expressly stated or the context requires otherwise:

(a)           "Acquisition Proposal" has the meaning set out in Section 6.6(a);

(b)           "Adverse Event" means an event or events or any action or transaction (i) that could reasonably be expected to, individually or collectively, have a Material Adverse Effect on Alcan and the Alcan Subsidiaries, taken as a whole, (ii) that could reasonably be expected to interfere with, or be inconsistent with, the successful completion of the acquisition of Common Shares by Offeror under the Offer or the successful completion of any Compulsory Acquisition or any Subsequent Acquisition Transaction, or (iii) that could reasonably be expected to render untrue or inaccurate in any material respect any of Alcan's representations and warranties set forth in this Agreement;

(c)           "Alcan" means Alcan Inc.;

(d)           "Alcan 1984 Series C Preferred Shares" means the Floating Rate Cumulative Redeemable Preference Shares, Series C, 1984 Issue in the share capital of Alcan;

(e)           "Alcan 1985 Series C Preferred Shares" means the Floating Rate Cumulative Redeemable Preference Shares, Series C, 1985 Issue in the share capital of Alcan;

(f)            "Alcan Disclosure Letter" means the disclosure letter delivered by Alcan to Rio Tinto and Offeror contemporaneously with the execution and delivery of this Agreement;

(g)           "Alcan Expense Reimbursement Payment" has the meaning set out in Section 7.2(f);

(h)           "Alcan Information Delivery Date" means, in the case of any Competition Clearances, Foreign Investment Review Clearances and the Rio Tinto Shareholder Meeting, the date that information concerning Alcan required for the completion of a particular regulatory filing or communication or other document in connection therewith has been given with sufficient particularity to properly complete the filing of the document or, in the case of the Rio Tinto Circular, information concerning Alcan required for the preparation of the document for lodging with the UK Listing Authority for final approval;

(i)            "Alcan Normal Course Issuer Bid" means Alcan's normal course issuer bid in connection with the share purchase programme on the open market through the facilities of The Toronto Stock Exchange and/or The New York Stock Exchange made in accordance with the notice of intention filed on October 31, 2006 with the Canadian securities regulatory authorities;

(j)           "Alcan Preferred Shares" means, collectively, the Alcan 1984 Series C Preferred Shares, the Alcan 1985 Series C Preferred Shares and the Alcan Series E Preferred Shares;

(k)          "Alcan Public Documents" has the meaning set out in Section 5 of Schedule C;

(l)           "Alcan Termination Payment" has the meaning set out in Section 7.2(e);

(m)         "Alcan Series E Preferred Shares" means the Cumulative Redeemable Preference Shares, Series E, in the share capital of Alcan;

(n)          "Alcan Shareholders" means all Shareholders other than Rio Tinto, Offeror and any other Rio Tinto Subsidiary;

(o)          "Alcan Subsidiaries" means Subsidiaries of Alcan;

(p)          "Applicable Securities Laws" has the meaning set out in Section 2.1(b);

(q)          "Australian Commission" has the meaning set out in Section 6.3(a)(iv);

(r)           "Board of Directors" has the meaning set out in the Recitals to this Agreement;

(s)           "Business Day" means any day (other than a Saturday or Sunday) on which commercial banks located in the City of Montreal, Canada, the City of New York, United States and the City of London, England are open for the conduct of business;

(t)            "Canadian Commissioner" has the meaning set out in Section 6.3(a)(ii);

(u)           "Canadian Competition Act" has the meaning set out in Section 6.3(a)(ii);

(v)           "CBCA" means the Canada Business Corporations Act, as amended;

(w)          "CFIUS" has the meaning set out in Section 6.3(d)(iii);

(x)           "Change in Rio Tinto Recommendation" has the meaning set out in Section 6.13(b);

(y)           "Change in Alcan Recommendation" has the meaning set out in Section 6.6(b);

(z)           "Class 1 Transaction" means a "Class 1 transaction" as defined in the Listing Rules;

(aa)         "Common Share" means a common share in the capital of Alcan together with any associated SRP Right;

(bb)         "Competition Agencies" has the meaning set out in Section 6.3(c);

(cc)         "Competition Clearances" has the meaning set out in Section 6.3(a);

(dd)         "Compulsory Acquisition" has the meaning set out in Section 2.11;

(ee)         "Confidentiality Agreement" means the confidentiality agreement dated April 11, 2007 between Alcan and Rio Tinto, as subsequently amended;

(ff)           "Contemplated Transactions" means the making of the Offer and the consummation of the transactions contemplated herein, including the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction;

(gg)         "Continuity Agreement" means the agreement in the French language entitled convention de continuité (Continuity Agreement) dated December 13, 2006 between Alcan and the Government of Quebec;

(hh)         "DDSU Plan" means the Alcan Non-Executive Directors Deferred Share Unit Plan;

(ii)           "Directors' Circular" has the meaning set out in Section 2.1(i)(v);

(jj)           "DOJ" has the meaning set out in Section 6.3(a)(iii);

(kk)         "DRP" means the Alcan Dividend Reinvestment Plan;

(ll)            "EC Member State" has the meaning set out in Section 6.3(a)(i);

(mm)        "EDSU Plan" means the Alcan Executive Deferred Share Unit Plan;

(nn)          "Effective Time" has the meaning set forth in Section 5.1(a);

(oo)        "Encumbrance" includes any hypothec, mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, adverse claim, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

(pp)         "European Commission" has the meaning set out in Section 6.3(a)(i);

(qq)         "Exon-Florio Act" has the meaning set out in Section 6.3(d)(iii);

(rr)          "Expiry Time" has the meaning set out in Section 2.1(e);

(ss)          "FAT Act" means the Foreign Acquisitions and Takeovers Act 1975 (Australia), as amended;

(tt)           "Financial Advisor" means Morgan Stanley & Co. Incorporated;

(uu)         "Foreign Investment Review Agencies" has the meaning set out in Section 6.3(d);

(vv)         "Foreign Investment Review Clearances" has the meaning set out in Section 6.3(d);

(ww)       "French Foreign Investment Regulations" means the relevant provisions related to foreign investment inserted in the French Financial and Monetary Code, the French Customs Code and the French Order of 7 March 2003;

(xx)         "French RSUs" means the restricted share units issued under the subplan adopted under the Alcan Restricted Share Unit Plan applicable to fiscal residents in France;

(yy)         "FTC" has the meaning set out in Section 6.3(a)(iii);

(zz)          "fully-diluted basis" means, with respect to the number of outstanding Common Shares at any time, the number of Common Shares that would be outstanding if all rights to acquire Common Shares were exercised, other than the SRP Rights and other than those that are not, and cannot in accordance with their terms, become exercisable within 120 days following the Expiry Time, but including, for the purposes of this calculation, all Common Shares issuable upon the exercise of Options and all Common Shares issuable pursuant to LTIP Entitlements, in either case whether vested or unvested;

(aaa)       "GAAP" means accounting principles generally accepted in the United States of America;

(bbb)       "Governmental Entity" means any (i) multinational, supranational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) self-regulatory organization or stock exchange including the Toronto Stock Exchange, the London Stock Exchange, the New York Stock Exchange as well as the Eurolist Euronext Paris and the French "Autorité des marchés financiers" (AMF), the Euronext Brussels and the SWX Swiss Exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(ccc)       "HSR Act" means the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended;

(ddd)      "in the Ordinary Course" has the meaning set out in Section 5.1(a);

(eee)       "Latest Mailing Date" has the meaning set out in Section 2.1(b);

(fff)         "Latest Mailing Time" has the meaning set out in Section 2.1(b);

(ggg)       "Laws" means any applicable laws including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances or other requirements of any Governmental Entity having the force of law;

(hhh)       "Liquidity Agreement" means the Liquidity Agreement dated November 17, 2003, between Pechiney, Alcan and the beneficiaries of the Pechiney Options;

(iii)          "Listing Rules" means the Listing Rules made by the Financial Services Authority in the United Kingdom under Part VI of the Financial Services and Markets Act 2000, as amended;

(jjj)          "LTIP Entitlements" means outstanding rights, whether vested or unvested, to receive Common Shares or shares of an Alcan Subsidiary or a cash amount calculated with reference to Common Shares in accordance with the terms of the SPAU Plan, the TSR Plan, the RSU Plans, the EDSU Plan and the DDSU Plan;

(kkk)      "Matching Period" has the meaning set out in Section 6.6(h);

(lll)          "Material Adverse Effect" means, in respect of any person, a change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to have a durationally significant impact that is, both material and adverse to the business, properties, assets, financial condition or results of operations of that person and its Subsidiaries taken as a whole, other than any change, effect, event, occurrence, state of facts or development:

(i)            resulting from the announcement of this Agreement or the transactions contemplated hereby;

(ii)           relating to global, national or regional political conditions (including the outbreak of war or acts of terrorism), to global economic conditions, to the economies of any of the member countries of the Organization for Economic Cooperation and Development or of any jurisdiction where that person or its Subsidiaries operate, or to the securities, currency or banking markets in general;

(iii)          relating to the metal and mining industries in general or to aluminium prices or energy prices in general;

(iv)          relating to a change in the market trading price or trading volume of shares of that person, other than as a result of a Material Adverse Effect;

(v)           relating solely to the failure by that person to meet any earnings, projections, forecasts or estimates, whether internal or previously publicly announced;

(vi)          relating to any of the principal markets served by that person's business generally (including the business of that person's Subsidiaries) or shortages or price changes with respect to raw materials, metals, transportation or other products or services used or sold by that person or its Subsidiaries;

(vii)         relating to any generally applicable change in applicable Laws or regulations (other than orders, judgments or decrees against that person or any of its Subsidiaries);

(viii)         relating to any change in applicable generally accepted accounting principles, including GAAP, or as a result of any reconciliation of financial data into International Financial Reporting Standards; or

(ix)          resulting from compliance with the terms of this Agreement;

provided, however, that the change, effect, event, occurrence or state of facts or development referred to in clauses (ii) or (vii) above shall not be excluded from the definition of Material Adverse Effect if it primarily relates to (or has the effect of primarily relating to) that person and its Subsidiaries, taken as a whole, or materially disproportionately adversely affects that person and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which that person and its Subsidiaries operate;

(mmm)      "Member States Agencies" has the meaning set out in Section 6.3(a)(i);

(nnn)          "Minimum Tender Condition" has the meaning set out in the item (a) of Schedule A;

(ooo)         "Notice Date" has the meaning set out in Section 6.6(g);

(ppp)         "Offer" has the meaning set out in Section 2.1(a);

(qqq)         "Offer Documents" has the meaning set out in Section 2.1(b);

(rrr)           "Offer Price" has the meaning set out in Section 2.1(a);

(sss)           "Offeror" means Rio Tinto Canada Holding Inc.;

(ttt)            "Offeror Percentage" has the meaning set out in Section 2.10;

(uuu)          "Options" means outstanding options to acquire Common Shares or shares of an Alcan Subsidiary under the Stock Option Plans;

(vvv)          "Other Clearances" has the meaning set out in Section 6.3(b);

(www)       "Outside Date" has the meaning set out in Section 7.1(c);

(xxx)          "Packaging Divestiture" has the meaning set out in Section 6.6(a);

(yyy)          "party" means a party to this Agreement, unless the context otherwise requires;

(zzz)           "Pechiney" means Pechiney, a Subsidiary of Alcan following its acquisition in 2003, now known as Alcan France SAS;

(aaaa)       "Pechiney Options" means outstanding options to acquire shares of Pechiney (exchangeable for Common Shares pursuant to the Liquidity Agreement) under the Pechiney Stock Option Plans;

(bbbb)       "Pechiney Stock Option Plans" means the stock option plans of Pechiney;

(cccc)        "Permitted Actions" has the meaning set out in Section 5.1(b);

(dddd)      "person" includes an individual, general partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

(eeee)        "Pre-Acquisition Reorganization" has the meaning set out in Section 6.12(a);

(ffff)           "Recommendation Documents" has the meaning set out in Section 2.1(i)(v);

(gggg)       "Regulatory Laws" means the Canadian Competition Act, the Investment Canada Act, the HSR Act, the Sherman Act, the EC Merger Regulation, Articles 81 and 82 of the Treaty of Rome, the competition, merger control or antitrust laws and regulations of EC Member States and EFTA States, the Trade Practices Act 1974 (Australia), the Foreign Acquisitions and Takeovers Act 1975 (Australia), as amended, the French Foreign Investment Regulations and all other applicable supranational, national, federal, state, provincial and local laws, statutes, rules and regulations designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolizing or restraining trade or lessening competition;

(hhhh)        "Rio Tinto" means Rio Tinto plc.;

(iiii)            "Rio Tinto Circular" means together the circulars to be sent to the shareholders of Rio Tinto and of RTL in relation to the seeking of approval of the Offer by the shareholders of Rio Tinto and of RTL and which, in relation to the circular to be sent to the shareholders of Rio Tinto, constitutes a class 1 circular prepared in accordance with the Listing Rules;

(jjjj)           "Rio Tinto Expense Reimbursement Payment" has the meaning set out in Section 7.2(b);

(kkkk)       "Rio Tinto Shareholder Meeting" means together the extraordinary general meetings of the shareholders of Rio Tinto and of RTL to be duly called and held for the purposes of obtaining the approval of the acquisition of the Common Shares pursuant to the Offer by the shareholders of Rio Tinto and of RTL voting as a joint electorate and, in the case of Rio Tinto, the sanction to the borrowings of the "RT Group" and the "RTL Group" (both expressions as defined in Rio Tinto's Articles of Association) exceeding an amount of one and a half times "Unified Group Share Capital and Reserves" (as defined in Rio Tinto's Articles of Association) by the shareholders of Rio Tinto;

(llll)            "Rio Tinto Subsidiaries" means Subsidiaries of Rio Tinto;

(mmmm)    "Rio Tinto Termination Payment" has the meaning set out in Section 7.2(a);

(nnnn)        "Rio Tinto Termination Payment Event" has the meaning set out in Section 7.2(a);

(oooo)       "RTL" means Rio Tinto Limited;

(pppp)      "RSU Plans" means the Alcan Restricted Share Unit Plan, including the subplan applicable to fiscal residents in France as well as any other Restricted Share Unit Plan in effect at the date hereof;

(qqqq)       "Schedule 14D-9" means the Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Offer;

(rrrr)          "Schedule TO" means the Tender Offer Statement on Schedule TO relating to the Offer;

(ssss)         "SEC" means the United States Securities and Exchange Commission;

(tttt)           "Secondary Applicable Securities Laws" means all other applicable securities laws in France, the United Kingdom (including, but not limited to the Listing Rules), Belgium and Switzerland and any other laws applicable to the Offer (including, but not limited to the French AMF general regulations);

(uuuu)        "Securities Act" means the Securities Act (Ontario);

(vvvv)        "Shareholders" means the holders of Common Shares;

(wwww)   "Shareholder Rights Plan" means the shareholder rights plan agreement, made as of December 14, 1989, amended on February 8, 1990 and March 5, 1990, approved by the Shareholders on April 26, 1990, amended and restated on March 2, 1995 and April 24, 1995, reconfirmed by the Shareholders on April 27, 1995, amended and restated on April 22, 1999, reconfirmed by the Shareholders on April 22, 2002 and amended and reconfirmed on April 28, 2005, between Alcan and CIBC Mellon Trust Company, as rights agent, or any other shareholder rights plan adopted by the Board of Directors;

(xxxx)        "Share Purchase Plan" means any plan made available by Alcan to its employees which allows them to purchase Common Shares;

(yyyy)        "Sherman Act" means the United Stated Sherman Antitrust Act of 1890, as amended;

(zzzz)         "SPAU Plan" means the Alcan Stock Price Appreciation Unit Plan;

(aaaaa)      "SRP Right" means a right issued under the Shareholder Rights Plan and attached to a Common Share;

(bbbbb)     "Stock Option Plans" means the Alcan Executive Share Option Plan applicable to the A Options, C Options, D Options and F Options granted by Alcan;

(ccccc)      "Strategic Committee" means the strategic committee of the Board of Directors formed on May 13, 2007;

(ddddd)     "Subsequent Acquisition Transaction" has the meaning set out in Section 2.11;

(eeeee)      "Subsidiary" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary;

(fffff)         "Superior Proposal" has the meaning set out in Section 6.6(a);

(ggggg)     "Take-Over Bid Circular" has the meaning set out in Section 2.1(b);

(hhhhh)      "Take-Up" means Offeror's taking up of Common Shares under the Offer in accordance with applicable Laws;

(iiiii)          "Tax" or "Taxes" means, with respect to any person, all supranational, federal, state, local, provincial, branch or other taxes, including income, gross receipts, windfall profits, value added, severance, ad valorem, property, capital, net worth, production, sales, use, licence, excise, franchise, employment, environmental taxes, sales taxes, use taxes, value added taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, pension plan premiums, severance taxes, social security premiums, workers' compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, mining taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Entity, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties;

(jjjjj)          "Tax Act" means the Income Tax Act (Canada) and regulations made thereunder, as now in effect and as they may be amended from time to time;

(kkkkk)     "TP Act" has the meaning set out in Section 6.3(a)(iv);

(lllll)           "Treaty of Rome" means the Treaty Establishing the European Community;

(mmmmm)  "TSR Plan" means the Alcan Total Shareholder Return Plan;

(nnnnn)       "US Competition Authority" has the meaning set out in Section 6.3(a)(iii);

(ooooo)      "US Exchange Act" has the meaning set out in Section 2.1(b); and

(ppppp)      "US Securities Act" means the United States Securities Act of 1933, as amended.

1.2          Construction and Interpretation

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)           references to "herein", "hereby", "hereunder", "hereof" and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;

(b)           references to a "Section" or a "Schedule" are references to a Section of or Schedule to this Agreement;

(c)           words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

(d)           the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)           references to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations, rules and interpretations issued thereunder or pursuant thereto;

(f)            references to any agreement or document shall be to such agreement or document (together with the schedules and exhibits attached thereto), as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time;

(g)           wherever the term "includes" or "including" is used, it shall be deemed to mean "includes, without limitation" or "including, without limitation", respectively; and

(h)           references to the knowledge of a party means the actual knowledge of the senior officers of such party.

1.3          Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in United States dollars.

1.4          Schedules

The Schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule	Description
A	Conditions of the Offer
B	Representations and Warranties of Rio Tinto and Offeror
C	Representations and Warranties of Alcan
D	Rio Tinto Circular - Alcan Information Requirements

Article 2
THE OFFER

2.1          The Offer

(a)   Rio Tinto and Alcan shall jointly and promptly publicly announce Rio Tinto's intention to cause Offeror to make an offer and, subject to the terms and conditions set forth below, Offeror shall as soon as reasonably practicable make an offer (the "Offer") to purchase all outstanding Common Shares, including Common Shares issuable (and that, prior to the Expiry Time are actually issued or conditionally issued pursuant to Sections 2.3 and 2.5) upon the exercise of Options or pursuant to LTIP Entitlements, at a price per Common Share of $101 in cash (the "Offer Price").  The term "Offer" shall include any amendments to, or extensions of, the Offer made in accordance with the terms of this Agreement, including removing or waiving any condition or extending the date by which Common Shares may be deposited.  Offeror shall not be required to make the Offer in any jurisdiction where it would be illegal to do so.

(b)   Offeror shall prepare the Offer and accompanying take-over bid circular (collectively, the "Take-Over Bid Circular"), related letter(s) of transmittal, notice(s) of guaranteed delivery and other ancillary offer documents and instruments in both the English and French languages (collectively, and with any supplements or amendments thereto, the "Offer Documents"), and the Schedule TO in all material respects in accordance with the Securities Act and the regulations thereunder, the United States Securities Exchange Act of 1934 as amended (the "US Exchange Act") and the rules and regulations thereunder and all other applicable securities laws in Canada and the United States (collectively, "Applicable Securities Laws").  Offeror shall mail the Offer Documents in accordance with Applicable Securities Laws to each registered holder of Common Shares as soon as reasonably practicable and, in any event, not later than 11:59 p.m. (Montreal time) on July 23, 2007 (the "Latest Mailing Date") (such time on such date being referred to herein as the "Latest Mailing Time"); provided, however, that if the mailing of the Offer Documents is delayed by reason of Alcan not having provided to Offeror the Recommendation Documents in accordance with Section 2.1(i)(v) or information and assistance in accordance with Section 2.2(d) or not having provided the lists referred to in Section 2.1(i)(vi), then the Latest Mailing Time shall be extended to 11:59 p.m. (Montreal time) on the fifth Business Day following the date on which Alcan supplies such necessary documents, information, lists or other assistance.

(c)    Prior to the printing of the Offer Documents and the filing of the Schedule TO, Offeror shall provide Alcan and its counsel with a reasonable opportunity to review and comment on them and will use reasonable efforts to address the reasonable comments of Alcan, recognizing that the ultimate form and content of the Offer Documents and the Schedule TO will be the responsibility of Offeror.

(d)   Provided all of the conditions to the Offer set out in Schedule A hereto shall have been waived (where permitted hereby) by Offeror or satisfied, Offeror shall take up and pay for all of the Common Shares tendered under the Offer as soon as reasonably practicable and, in any event, not later than two Business Days following the time at which Offeror becomes entitled to take-up such Common Shares under the Offer pursuant to Applicable Securities Laws.

(e)    The Offer shall be made in accordance with Applicable Securities Laws and shall expire not earlier than 6:00 p.m. (Montreal time) on the 60th day after the date that the Offer is first commenced (which date shall be not later than the Latest Mailing Date) within the meaning of the Securities Act by virtue of being mailed to all registered Shareholders, subject to the right or obligation (as set out herein) of Offeror to extend from time to time the period during which Common Shares may be deposited under the Offer (such time on such date, as the same may be extended in accordance with this Agreement, is referred to herein as the "Expiry Time").  The Offer shall be subject to the conditions set forth in Schedule A to this Agreement.  Offeror shall use all reasonable efforts to consummate the Offer, subject to the terms and conditions hereof and thereof.

(f)     Unless Offeror and Alcan shall mutually agree otherwise, Offeror shall extend the Offer (i) for one or more successive 20 Business Day periods if the Competition Clearances have not been obtained at the relevant Expiry Time, (ii) for one additional period of 20 Business Days following the date the Competition Clearances have been obtained if there shall have been deposited a number of Common Shares that constitutes less than 90% of the Common Shares outstanding calculated on a fully diluted basis at such time, (iii) for one final additional period of 20 Business Days if (A) the Competition Clearances have been obtained at such time, (B) there shall have been deposited a number of the Common Shares that constitutes a majority of the Common Shares outstanding on a fully diluted basis at such time, but (C) the Minimum Tender Condition has not been satisfied or waived at such time. Unless Offeror and Alcan shall mutually agree otherwise or unless required by Applicable Securities Laws, the provisions of this Section  1(f) shall not  require the extension of the Offer beyond the Outside Date.

(g)    For purposes of the Shareholder Rights Plan, Offeror hereby irrevocably covenants (a) not to take up and pay for Common Shares (i) prior to the close of business on the date that is not less than 60 calendar days following the date of the Offer and (ii) only if at such date more than 50% of the Common Shares held by Independent Shareholders (as defined in the Shareholder Rights Plan) shall have been tendered or deposited pursuant to the Offer and not withdrawn and (b) if the deposit condition in this Section  (g)(a)(ii) is satisfied, to publicly announce the fact of the satisfaction of such condition and extend the Offer for at least 10 Business Days (as defined in the Shareholder Rights Plan) from the date of such public announcement.

(h)    It is understood and agreed that Offeror may, in its sole discretion, modify or waive any term or condition of the Offer; provided that Offeror shall not, without the prior consent of Alcan, increase or decrease the Minimum Tender Condition, decrease the amount of Shares for which the Offer is made, impose additional conditions to the Offer or otherwise vary the Offer (or any terms or conditions thereof) in a manner which is adverse to the Shareholders (provided that, for certainty, Offeror may in its sole discretion increase the total cash consideration per Share and/or add additional consideration).

(i)      The obligation of Rio Tinto to cause Offeror to make, and the obligation of Offeror to make, the Offer are conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of Rio Tinto and Offeror and any or all of which may be waived by Rio Tinto and Offeror in whole or in part in their sole discretion (other than the condition set out in Section 2.1(i)(iii) below, which must be waived if Offeror has failed to use its reasonable best efforts to obtain such assurances, and the condition set out in Section 2.1(i)(x) below, which may be waived only with the consent of Alcan) without prejudice to any other right Rio Tinto or Offeror may have under this Agreement and which conditions shall be deemed to have been waived by the making of the Offer:

(i)     the obligations of Offeror hereunder shall not have been terminated pursuant to Section 7.1;

(ii)    no change, effect, event, circumstance, occurrence or state of facts (other than a change, effect, event, circumstance, occurrence or state of facts caused by Rio Tinto, Offeror, RTL, another Rio Tinto Subsidiary, a Subsidiary of RTL or any person acting jointly or in concert with Offeror) shall have occurred that would render it impossible for one or more of the conditions set out on Schedule A hereto to be satisfied;

(iii)   assurances satisfactory to Rio Tinto and Offeror, acting reasonably, shall have been received by Rio Tinto and Offeror that all waivers, rulings or orders necessary for Offeror to make the Offer and to mail to the Shareholders the Offer Documents have been or will be obtained from all applicable securities commissions or other regulatory authorities;

(iv)   the Board of Directors shall have unanimously approved the making of a recommendation that Alcan Shareholders accept the Offer and shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner that has substantially the same effect as a withdrawal or taken any other action or made any other public statement in connection with the Offer that is inconsistent with such recommendation;

(v)    the Board of Directors shall have caused to be prepared and by unanimous vote shall have approved in final form and caused to be printed for distribution to registered Shareholders and delivered to the depositary under the Offer, at its offices in Toronto, Ontario on or before 9:00 a.m. (Montreal time) on July 23, 2007 for mailing with the Take-Over Bid Circular a sufficient quantity of commercial copies of a directors' circular (the "Directors' Circular") in both the English and French languages (collectively, and with any supplements or amendments thereto, the "Recommendation Documents") unanimously recommending that Alcan Shareholders accept the Offer;

(vi)   on or before 10:00 a.m. (Montreal time) on July 18, 2007 Alcan shall have provided or caused to be provided to Offeror a list of all of the registered Shareholders and holders of Options and LTIP Entitlements, in each case in electronic form and as of July 17, 2007, and such list of participants in book based nominee registrants such as CDS & Co. and CEDE & Co. and non-objecting beneficial owners of Common Shares as may be made available to Alcan upon request, in each case and to the extent available address and security holding information for each person, and Alcan shall from time to time thereafter at Offeror's reasonable request provide or cause to be provided supplements of such lists to reflect any changes to the Shareholders and holders of Options and LTIP Entitlements, as applicable;

(vii) Alcan shall have complied in all respects with its covenants and obligations in Section 6.6 and in all material respects with its other covenants and obligations in this Agreement and shall have confirmed to Rio Tinto and Offeror that it has demanded that all third parties: (i) with whom it has discussed an Acquisition Proposal; and (ii) (A) to whom it has delivered confidential information regarding its assets, operations or securities other than in the normal course of business and other than in connection with a sale that is permitted under Section 5.1 or in connection with the Packaging Divestiture; or (B) who have otherwise received any confidential information about Alcan or any Alcan Subsidiary in each case since May 7, 2007 other than in the normal course of business and other than in connection with a sale that is permitted under Section 5.1, either return any such confidential information or certify its destruction;

(viii) all representations and warranties of Alcan set forth in this Agreement shall be true and correct at the time of the making of the Offer except for any such inaccuracies as would not result in a failure to satisfy the closing condition set forth in Section (l) of Schedule A;

(ix)   no Material Adverse Effect in respect of Alcan and the Alcan Subsidiaries, taken as a whole, shall have occurred since December 31, 2006; and

(x)    no cease trade order, injunction or other prohibition at Law shall exist against Offeror making the Offer or taking up or paying for Common Shares deposited under the Offer.

(j)    Alcan shall provide Rio Tinto and Offeror and their counsel with a reasonable opportunity to review and comment on the Recommendation Documents prior to their printing and the Schedule 14D-9 prior to its filing and will use reasonable efforts to address the reasonable comments of Rio Tinto and Offeror, recognizing that the ultimate form and content of the Recommendation Documents and Schedule 14D-9 will be the responsibility of Alcan.  The Directors' Circular shall include a copy of the written fairness opinion of the Financial Advisor referred to in Section 2.2.

(k)    Alcan shall file the Schedule 14D-9 with the SEC, as soon as practicable after the filing by Offeror of the Schedule TO.

2.2           Fairness Opinion and Alcan Support for the Offer

(a)   Alcan represents and warrants to and in favour of Rio Tinto and Offeror and acknowledges that Rio Tinto and Offeror are relying upon such representations and warranties in entering into this Agreement, that as of the date hereof:

(i)    the Financial Advisor has delivered an oral opinion to the Board of Directors to the effect that the consideration to be received under the Offer is fair from a financial point of view to all Alcan Shareholders (other than Rio Tinto and Offeror) which opinion has been or will be set out in writing;

(ii)    the Board of Directors, upon consultation with its financial and legal advisors and on receipt of a recommendation of the Strategic Committee, has unanimously determined that the Offer is fair from a financial point of view to all Alcan Shareholders (other than Rio Tinto and Offeror) and that the Offer is in the best interests of Alcan and accordingly, has unanimously approved the entering into of this Agreement and the making of a recommendation that Alcan Shareholders accept the Offer;

(iii)   each member of the Board of Directors has agreed to support the Offer and has agreed that the press release to be issued by Rio Tinto announcing the Offer may so state and that references to such support may be made in the Take-Over Bid Circular and other documents relating to the Offer provided however that notwithstanding the foregoing, if after the date of this Agreement the Board of Directors is required in the exercise of its fiduciary duties to do so, then the Board of Directors shall be entitled not to make such a positive recommendation, to make a negative recommendation or to withdraw, modify or change any recommendation regarding the Offer which it has previously made, provided that the Board of Directors, after consultation with their legal and financial advisors, shall first have determined in good faith that the making of a positive recommendation, the failure to make a negative recommendation or the failure to withdraw, modify or change any recommendation would be inconsistent with the fiduciary duties of the Board of Directors; and

(iv)   the Board of Directors has by resolution unanimously determined that the Offer constitutes a "Permitted Bid" under the Shareholder Rights Plan.

(b)     Alcan shall prepare and make available for distribution contemporaneously and together with the mailing of the Offer Documents, in both the English and French languages, sufficient commercial copies of the Recommendation Documents, prepared in all material respects in accordance with all Applicable Securities Laws and delivered in accordance with Section 2.1(i)(v), which shall reflect the determinations and recommendation and agreement by the Board of Directors referred to in Section 2.2(a).

(c)    Rio Tinto shall use reasonable efforts to provide to Alcan, upon request, all information pertaining to Rio Tinto and Offeror, that Alcan reasonably requires in order to complete the Recommendation Documents and the Schedule 14D-9 and such other assistance as may be reasonably requested by Alcan in order that the Recommendation Circular and the Schedule 14D-9 comply in all material respects with Applicable Securities Laws and Secondary Applicable Securities Laws.  Rio Tinto shall provide Alcan with such other assistance in relation to the completion of the Recommendation Documents as may be reasonably requested by Alcan.

(d)   Alcan shall use reasonable efforts to provide to Rio Tinto and/or Offeror, upon request, all information pertaining to Alcan and the Alcan Subsidiaries that Offeror reasonably requires in order to complete the Offer Documents, the Schedule TO and the Rio Tinto Circular and such other assistance as may be reasonably requested by Rio Tinto and/or Offeror in order that the Offer Documents, the Schedule TO and the Rio Tinto Circular comply in all material respects with Applicable Securities Laws and Secondary Applicable Securities Laws.  Alcan shall provide Rio Tinto and/or Offeror with such other assistance in the preparation of the Offer Documents, the Schedule TO and the Rio Tinto Circular as may be reasonably requested by Rio Tinto and/or Offeror.

2.3          Outstanding Stock Options

(a)   Subject to the receipt of all required regulatory approvals, Alcan will make such amendments to the Stock Option Plans and take all such other steps as may be necessary or desirable to

(i)    allow all persons holding Options under the Stock Option Plans, who may do so under Laws, to exercise their Options under the Stock Option Plans: (i) on an accelerated vesting basis solely for the purpose of tendering under the Offer all Common Shares issued in connection with such exercise, conditional upon Take-Up; and (ii) to effect a cashless exercise of their Options solely for the purpose of tendering to the Offer all Common Shares issued in connection with such cashless exercise, all on terms and in a manner acceptable to Offeror; and

(ii)    to the extent directed by Offeror after Offeror provides an indemnity corresponding to the indemnity contemplated in Section  12(a)(vii) assuming the transactions set out in this Section  3(a)(ii) were a Pre-Acquisition Transaction, provide, on terms and in a manner acceptable to Offeror, that each Option and Pechiney Option that has not been exercised as of the time Offeror announces it will take up Common Shares under the Offer, be redeemed and cancelled, conditional upon, and effective immediately before, Take-Up, for (i) where the consideration per Common Share under the Offer (or, in the case of Pechiney Option, such amount multiplied by the number of Alcan Common Shares to be issued on an exchange of each share issued under the Pechiney Option as determined under the Liquidity Agreement) exceeds the exercise price per Common Share under the Option or the Pechiney Option, a cash payment equal to the amount of such excess (less any applicable Taxes), and (ii) otherwise, no consideration.

(b)   Rio Tinto and Offeror acknowledge and agree that:

(i)    Offeror shall agree with Alcan to tendering arrangements in respect of the Offer in order to facilitate the conditional exercise of the Options under the Stock Option Plans and tender of the Common Shares to be issued as a result of such conditional exercise (including providing for the ability of holders of such Options to tender the Common Shares issuable upon the exercise of such Options on the basis of guaranteed deliveries); and

(ii)    (A) holders of Options will be permitted to tender the Common Shares issuable upon the conditional exercise thereof and solely for such purpose to exercise their exercisable Options under the Stock Option Plans, conditional upon Take-Up, which Options shall be deemed to have been exercised and which Common Shares shall be deemed to have been tendered under the Offer immediately before Take-Up and (B) all Common Shares that are to be issued pursuant to any such conditional exercise shall be accepted as validly tendered under the Offer.

2.4          Other Agreements

Alcan will take all such steps as may be necessary or desirable to terminate the DRP, the Share Purchase Plans and the Liquidity Agreement, conditional upon, and effective immediately before Take-Up.

2.5          LTIP Entitlements

Alcan shall take all necessary steps under the relevant LTIP Entitlements plans and make all amendments to such plans as are necessary to cause:

(a)   LTIP Entitlements entitling the holder to receive Common Shares or shares of any Alcan Subsidiary, to be accelerated, paid out and cancelled, conditional upon, and effective immediately before Take-Up, for a cash payment equal to the consideration per common share under the Offer multiplied by the number of Common Shares issuable pursuant to such LTIP Entitlement or, in respect of LTIP Entitlements entitling the holder to receive shares of any Alcan Subsidiary, an amount determined by Alcan and Offeror (in each case less applicable Taxes); and

(b)    to the extent directed by Offeror after Offeror provides an indemnity corresponding to the indemnity contemplated in Section 6.12(a)(vii) assuming the transactions set out in this Section 2.5(b) were a Pre-Acquisition Transaction, all other LTIP Entitlements, as applicable, (i) to be redeemed and cancelled, or (ii) to be terminated, and in either case to pay all amounts owing thereunder in cash (less any applicable Taxes); provided that in each case such actions are to be conditional upon, and effective immediately before, Take-Up.

2.6          Shareholder Rights Plan

(a)   Without limiting Section 2.2(a)(iv), Alcan and the Board of Directors shall take all further action necessary to the extent permitted to be effected by the Board of Directors under and subject to the terms of the Shareholder Rights Plan:

(i)    in order to ensure that the Separation Time (as defined in the Shareholder Rights Plan) does not occur in connection with this Agreement or any Contemplated Transactions;

(ii)    otherwise to ensure that the Shareholder Rights Plan does not interfere with or impede the success of the Contemplated Transactions; and

(iii)   in order to ensure that upon Take-Up, all Rights under the Rights Plan cease to be exercisable and are redeemed at the Redemption Price as provided under the Rights Plan without further formality and to ensure that upon such redemption all Rights become null and void.

(b)   Alcan covenants and agrees that (i) it will not waive the application of the Shareholder Rights Plan to any Acquisition Proposal unless it is a Superior Proposal and the Matching Period has expired and (ii) it will not amend the Shareholder Rights Plan nor authorize, approve or adopt any other shareholder rights plan or enter into any agreement providing therefor.

2.7          Alcan Preferred Shares

Alcan shall as soon as reasonably practical take all action necessary to redeem and cancel in accordance with their terms all of the Alcan Preferred Shares outstanding at the date hereof, provided that such redemption and cancellation shall have been completed no later than the day immediately preceding the Expiry Time.

2.8          Cancellation of all other Common Share Entitlements

Without limiting the scope of Sections 2.3, 2.4, 2.5, 2.6 and 2.7, Alcan shall, to the extent directed by Offeror after Offeror provides an indemnity corresponding to the indemnity contemplated in Section 6.12(a)(vii) assuming the transactions set out in this Section 2.8 were a Pre-Acquisition Transaction, take all other action necessary in order to cancel all securities or rights entitling their holder (other than Offeror and, with respect to securities or rights entitling their holder to receive shares of an Alcan Subsidiary, other than shareholders in non-wholly owned Subsidiaries of Alcan or partners in Alcan joint ventures) to receive Common Shares or Alcan Preferred Shares or shares of an Alcan Subsidiary immediately before the Take-Up so that no such rights will exist at the time of Take-Up.

2.9          Cancellation or Divestiture of Certain Common Shares

Alcan shall cause each Alcan Subsidiary to tender into the Offer, prior to the Expiry Time (without regard to any extensions thereof), all Common Shares owned or otherwise held in any capacity by such Alcan Subsidiary, subject to the parties determining another manner of dealing with any such shares in accordance with Section 6.12(a).

2.10        Directors of Alcan

Alcan acknowledges that promptly upon the purchase by Offeror of such number of Common Shares as represents at least a simple majority of the then outstanding Common Shares on a fully-diluted basis and from time to time thereafter, Offeror shall be entitled to designate such number of members of the Board of Directors, and any committees thereof, as is proportionate to the percentage of the outstanding Common Shares beneficially owned from time to time by Offeror (the "Offeror Percentage") and Alcan shall not frustrate Offeror's attempts to do so and covenants to co-operate fully with Offeror, subject to all applicable Laws, to enable Offeror's designees to be elected or appointed to the Board of Directors, and any committee thereof, and to constitute the Offeror Percentage of the Board of Directors, including, at the request of Offeror, by its reasonable best efforts to increase the size of the Board of Directors and to secure the resignations of such number of directors as Alcan may determine, in reasonable consultation with Offeror.

2.11        Subsequent Acquisition Transaction

If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the outstanding Common Shares as at the Expiry Time, excluding Common Shares held by or on behalf of Offeror or an "associate" or "affiliate" (as those terms are defined in the CBCA) of Offeror at the date of the Offer, Offeror shall, to the extent possible, acquire (a "Compulsory Acquisition") the remainder of the Common Shares from those Shareholders who have not accepted the Offer pursuant to section 206 of the CBCA.  If that statutory right of acquisition is not available or Offeror chooses not to avail itself of such statutory right of acquisition, Offeror will use its commercially reasonable efforts to pursue other means of acquiring the remaining Common Shares not tendered to the Offer, provided that the consideration per Common Share offered in connection with such other means of acquiring such Common Shares shall be at least equivalent in value to the consideration per Common Share offered under the Offer. If Offeror takes up and pays for Common Shares under the Offer representing at least a simple majority of the outstanding Common Shares (calculated on a fully-diluted basis as at the Expiry Time) Offeror will use reasonable efforts, and Alcan will assist Offeror, in order to acquire sufficient Common Shares to successfully complete an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving Alcan, Rio Tinto, Offeror or one or more Rio Tinto Subsidiaries or Subsidiaries of Offeror (a "Subsequent Acquisition Transaction") and, for greater certainty, when Offeror has acquired sufficient Common Shares to do so, it shall complete a Subsequent Acquisition Transaction to acquire the remaining Common Shares, provided that the consideration per Common Share offered in connection with the Subsequent Acquisition Transaction shall be not less than the consideration per Common Share offered under the Offer.

2.12        Offeror Compliance

Rio Tinto shall cause Offeror to make the Offer as contemplated herein and otherwise perform all of Offeror's obligations hereunder relating to the Contemplated Transactions.

ARTICLE 3
 REPRESENTATIONS AND WARRANTIES OF RIO TINTO AND OFFEROR

Each of Rio Tinto and Offeror hereby makes to Alcan the representations and warranties set out in Schedule B to this Agreement, and acknowledges that Alcan is relying upon these representations and warranties in connection with the entering into of this Agreement.

ARTICLE 4
 REPRESENTATIONS AND WARRANTIES OF ALCAN

4.1          Continuity Agreement

Alcan hereby represents and warrants to Rio Tinto and Offeror that the Board of Directors has analysed the information, undertakings and commitments provided by Rio Tinto (including the grounds on which the requirements of Paragraph 3 of the Continuity Agreement may be considered to be met), has reviewed the recommendation of its ad hoc Canada Committee and of its ad hoc Quebec Committee, and has unanimously determined that Rio Tinto has demonstrated to the satisfaction of the Board of Directors that, following or as a result of the Contemplated Transactions, there is no reasonable basis to believe that (i) the positive commitment of Alcan to the economic health and economic and social prospects of Quebec would be diminished or put at risk in any material respect or (ii) there will be a direct or indirect net negative impact to the health and prospects of the economy or society of Quebec and that, in relation to the Offer, the requirements of Paragraph 3 of the Continuity Agreement have been fully met.

4.2          Other Representations and Warranties

Alcan hereby makes to Rio Tinto and Offeror the representations and warranties set out in Schedule C to this Agreement, and acknowledges that Rio Tinto and Offeror are relying upon these representations and warranties in connection with the entering into of this Agreement and making the Offer.

ARTICLE 5
 CONDUCT OF BUSINESS

5.1          Conduct of Business by Alcan

(a)   Alcan covenants and agrees that, prior to the earlier of (i) the time of the appointment or election to the Board of Directors of persons designated by Rio Tinto who represent a majority of the directors of Alcan (the "Effective Time") and (ii) the termination of this Agreement, subject to the exceptions and restrictions set out below, Alcan shall carry on its business (which includes the business of the Alcan Subsidiaries) in the ordinary course in a manner consistent in all material respects with prior practice ("in the Ordinary Course") and shall use commercially reasonable efforts to preserve intact its present business organization, to keep available the services of its officers and employees as a group and to preserve its existing relations and goodwill with suppliers, distributors, employees and others having business relationships with them.

(b)   Except (i) as contemplated in the Disclosure Letter, (ii) as required or permitted by this Agreement, (iii) as required by applicable Law or Governmental Entity, (iv) as required by the terms of any existing contract to which Alcan or any Alcan Subsidiary is a party, or (v) with the prior consent of Rio Tinto (which consent shall not be unreasonably withheld, conditioned or delayed) (collectively the "Permitted Actions"), Alcan shall not, nor shall it permit any Alcan Subsidiary to:

(i)    split, consolidate or reclassify any of its or their outstanding shares nor undertake any other capital reorganization, nor declare, set aside or pay any dividends on or make any other distributions on or in respect of their outstanding shares, nor reduce capital in respect of its or their outstanding shares (except in any such case with respect to shares of wholly-owned Alcan Subsidiaries or in the case of any joint venture or non-wholly owned subsidiary in such amounts as are otherwise required pursuant to legal or contractual commitments or as are consistent with past practice, and except, in the case of Alcan, in respect of dividends payable on the Alcan Preferred Shares and dividends payable on the Common Shares consistent with Alcan's current dividend policy in effect as at the date hereof;

(ii)   amend its or their articles or by-laws or the terms of any of its or their outstanding securities, including any outstanding indebtedness and credit facilities, except for amendments to the terms of such indebtedness or credit facilities that are not materially less favorable to Alcan than the terms of the current indebtedness or credit facilities of Alcan, including that such amendments shall not provide for any default, penalty or additional payment in the event of any change-in-control of Alcan;

(iii)  issue, sell, pledge, lease, dispose of or otherwise encumber any securities of Alcan or any Alcan Subsidiary (except any pledge or other Encumbrance as may be required in connection with any action permitted under this Section 5.1), nor issue any options, warrants, calls, conversion privileges or rights of any kind to acquire Common Shares or any other securities of Alcan or any Alcan Subsidiary (other than the issuance of Common Shares upon the exercise of currently outstanding Options, in accordance with their terms and pursuant to the Alcan dividend reinvestment plan), or redeem or purchase any of its or their outstanding securities and, without limiting the generality of the foregoing, not authorize, approve, agree to issue, issue or award any Options under the Stock Option Plans or any other options to acquire Common Shares;

(iv)   enter into, create, declare, adopt, amend, vary, modify or take any other action with respect to any bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, award or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits except to comply with outstanding compensation obligations in effect on the date hereof;

(v)   except in relation to assets, properties, interests, rights or claims that are not, individually or collectively, material to Alcan and the Alcan Subsidiaries taken as a whole, abandon or fail to diligently pursue any application for any licence, permit, order, authorization, consent, approval or registration;

(vi)   acquire or commit to acquire any business or capital assets or group of related capital assets in the upstream business (through one or more related or unrelated acquisitions, including by way of merger, amalgamation, acquisition of stock or assets or otherwise) having a value in excess of $50,000,000 in the aggregate per quarter;

(vii)  incur, or commit to incur, capital expenditures in excess of, in the case of capital expenditure for any upstream business, $50,000,000 in the aggregate per quarter or, in the case of capital expenditure for any downstream business, $25,000,000 in the aggregate per quarter;

(viii) sell, lease, option, encumber or otherwise dispose of, or commit to sell, lease, option, encumber or otherwise dispose of, any upstream business or upstream assets or group of related upstream assets (through one or more related or unrelated transactions), including any interest in any of the mineral properties of Alcan or the Alcan Subsidiaries, having a value in excess of $50,000,000 in the aggregate per quarter;

(ix)   except to finance working capital requirements and acquisitions or capital expenditures permitted by Sections 5.1(b)(vi) and (vii) or to refinance existing indebtedness, incur or commit to incur any indebtedness for borrowed money in excess of $200,000,000 in the aggregate per quarter;

(x)   guarantee, endorse or otherwise become responsible for any liability, obligation or indemnity of any other person or other business organization other than those of Alcan, any Alcan Subsidiary or Alcan joint venture, in each case in the Ordinary Course;

(xi)  enter into any material interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other similar financial instruments except in the Ordinary Course;

(xii)  make any changes to Alcan's existing accounting policies other than as required by applicable Law, Securities Regulatory Authority or by GAAP;

(xiii) waive, release or amend in any respect which may reasonably be expected to result in an Adverse Event (i) any existing contractual rights in respect of any intellectual property or mineral properties of Alcan and the Alcan Subsidiaries, (ii) any licence, lease, contract or other document, or (iii) any other legal rights or claims, in each case, other than in relation to assets, properties, interests rights or claims that are not, individually or collectively, material to Alcan and the Alcan Subsidiaries taken as a whole;

(xiv) except as contemplated in Section 6.6, not enter into any transaction or perform any act which is reasonably likely to prevent or materially delay the successful completion of the acquisition of Common Shares by Rio Tinto pursuant to the Offer or the successful completion of a Compulsory Acquisition or Subsequent Acquisition Transaction;

(xv)  not waive, modify or amend any provision of the Continuity Agreement, and promptly notify Rio Tinto of any request by any party for Alcan to do so if it becomes aware of any enquiry of Alcan or the Government of Quebec to enter into discussions or negotiations referenced in Section 10 of the Continuity Agreement;

(xvi) enter into an agreement or otherwise make any commitment to sell Alcan's packaging division business and assets, any such transaction or transactions being hereby acknowledged not to be a transaction or transactions in the Ordinary Course or a Permitted Action;

(xvii) sell, lease, option, encumber or otherwise dispose of, or commit to sell, lease, option, encumber or otherwise dispose of, any downstream business or downstream assets or group of related downstream assets (through one or more related or unrelated transactions) having a value in excess of $100,000,000 in the aggregate, any such transaction or transactions being hereby acknowledged not to be a transaction or transactions in the Ordinary Course or a Permitted Action;

(xviii)  purchase any assets in the downstream business having a value in excess of $100,000,000 in the aggregate, any such transaction or transactions being hereby acknowledged not to be a transaction or transactions in the Ordinary Course or a Permitted Action;

(xix)    except as otherwise permitted by this Section 5.1, enter into an agreement or otherwise make any commitment to sell any of the assets of Alcan or any Alcan Subsidiary, any such transaction or transactions being hereby acknowledged not to be a transaction or transactions in the Ordinary Course or a Permitted Action; and

(xx)    announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing.

(c)   Each of Rio Tinto and Alcan agree to designate, promptly following the date hereof, two of its officers to an interim "Conduct of Business Committee" whose purpose shall be to address any request for prior consent of Rio Tinto required under the terms of this Section 5.1.  Decisions of the Conduct of Business Committee must be unanimous.  Meetings of the Conduct of Business Committee shall take place immediately before each meeting of the Board of Directors of Alcan and otherwise as may be necessary and convened on not less than 48 hours notice by any member of the Conduct of Business Committee.  Rio Tinto's designees on the Conduct of Business Committee shall not unreasonably withhold, condition or delay their consent to actions requested to be approved.

5.2          Conduct of Business by Rio Tinto

Prior to the earlier of the Effective Time and the termination of this Agreement, except with the prior written consent of Alcan or as otherwise expressly contemplated or permitted by this Agreement, Rio Tinto and its Subsidiaries (including Offeror) shall carry on business in the Ordinary Course and not enter into any transaction that would reasonably be expected to materially interfere with or be materially inconsistent with the successful completion of the acquisition of Common Shares by Offeror pursuant to the Offer or the successful completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, including any transaction that would be a Class 1 Trasaction for Rio Tinto or which would render, or which may reasonably be expected to render, untrue or inaccurate in any material respect any of Rio Tinto, RTL or Offeror's representations and warranties set forth in this Agreement and shall not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by the foregoing.

ARTICLE 6
 OTHER COVENANTS

6.1          Further Assurances

(a)   Subject to the terms and conditions of this Agreement, Rio Tinto and Offeror, on the one hand, and Alcan, on the other, agree to co-operate in good faith and use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable (i) to consummate and make effective as promptly as is practicable the Offer, (ii) for the discharge by each party hereto of its respective obligations under this Agreement and the Offer, including its obligations under Applicable Securities Laws and Secondary Applicable Securities Laws, and (iii) to obtain all necessary waivers, consents, rulings, orders and approvals and to effect all necessary registrations and filings, including filings under applicable Laws and submissions of information requested by Governmental Entities, in connection with the Offer, including in each case the execution and delivery of such documents as the other party hereto may reasonably require.  Each party hereto, where appropriate, will reasonably co-operate with the other in taking such actions.

6.2          Dividends and Distributions

If Alcan should declare or pay any cash dividend (other than its normal quarterly cash dividend per Common Share of $0.20 or less in accordance with Alcan's current dividend policy, including as to timing of declaration and payment) or make any other cash distribution in respect of Common Shares after the date hereof, such dividend or distribution will, subject to Offeror's take-up and payment for Common Shares pursuant to the Offer, be received and held by the depositing Alcan Shareholder for the account of Offeror and (i) to the extent that such cash dividends or cash distributions do not exceed the amount payable to the depositing Shareholder pursuant to the Offer, the amount payable to the depositing Shareholder will be reduced by the amount of any such dividend or distribution; and (ii) the amount by which any such cash dividend or cash distribution exceeds the amount payable to the depositing Alcan Shareholder shall be remitted promptly by the depositing holder to the Depositary or another person designated by Offeror for Offeror's account accompanied by appropriate documentation of transfer.

6.3          Regulatory Approvals

(a)   In furtherance and not in limitation of Section 6.1(a) and subject to the other Subsections of this Section, to the extent such filing is its responsibility, Rio Tinto and Offeror, on the one hand, and Alcan, on the other, hereto agree to make:

(i)    in so far as the transactions contemplated by the Offer and this Agreement are subject to review under Council Regulation (EC) No 139/2004, within 35 calendar days after the Alcan Information Delivery Date, a merger notification with the European Commission ("European Commission") and, if required or deemed to be appropriate or advisable, notification to any competition agencies pursuant to the Laws of any applicable EC member states ("EC Member States") in accordance with all applicable competition, merger control or antitrust Laws as promptly as reasonably practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the European Commission and/or any competition agencies under the EC Member States ("Member States Agencies") and to take all other actions necessary, proper or advisable to cause the expiration or termination of any applicable waiting periods instituted by the European Commission and/or Member States Agencies, in order to complete the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction as soon as reasonably practicable;

(ii)    within 21 calendar days after the Alcan Information Delivery Date, the appropriate pre-merger notifications and/or application pursuant to Part IX of the Competition Act (Canada) ("Canadian Competition Act") and any other submissions in connection with the Canadian Competition Act as may be appropriate and advisable and to promptly supply any additional information and documentary material that may be requested by the Canadian Commissioner of Competition (the "Canadian Commissioner") and to take all other actions necessary, proper or advisable to cause the expiration or termination of any applicable waiting periods and to obtain any approval or notification required or sought to be obtained from the Canadian Commissioner, in order to complete the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction as soon as reasonably practicable;

(iii)   within 10 calendar days after the Alcan Information Delivery Date, the appropriate notification under the HSR Act and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the U.S. Federal Trade Commission (the "FTC") or the Antitrust Division of the U.S. Department of Justice (the "DOJ") (the DOJ or the FTC being referred to as the "US Competition Authority") pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act, in order to complete the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction as soon as reasonably practicable;

(iv)  within seven calendar days after the Alcan Information Delivery Date, any appropriate clearance application to the Australian Competition & Consumer Commission ("Australian Commission") seeking approval clearance of the Contemplated Transactions for the purposes of Section 50 of the Trade Practices Act of 1974 (the "TP Act") and to promptly supply any additional information and documentary material that may be requested by the Australian Commission and to take all other actions necessary, proper or advisable to cause the Australian Authority to provide informal clearance of the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction, in order to complete the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction as soon as reasonably practicable; and

(v)   all filings considered necessary and appropriate by Rio Tinto or Offeror, acting reasonably, with any other Governmental Entity in accordance with all applicable competition, merger control or antitrust Laws and to promptly supply any additional information and documentary material that may be requested by any such Governmental Entities and to take all other actions necessary, proper or advisable to obtain any required approval of the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction, in order to complete the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction as soon as reasonably practicable.

Collectively, the clearances discussed in this Section 6.3(a), which, for greater certainty, do not include the clearances discussed in Section 6.3(d), are referred to as the "Competition Clearances").

(b)           It is understood that, with respect to those consents or clearances required from other Governmental Entities in order to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, where (A) the assets, revenues or operations of each or both parties in the particular jurisdiction of any such other Governmental Entity are more than de minimis and (B) a party or any director, officer or employee of a party would be subject to criminal penalties for failure to obtain such consent or clearance from such other Governmental Entity ("Other Clearances"), the parties will develop mutually acceptable schedules to obtain such Other Clearances.

(c)            In furtherance of the foregoing, Rio Tinto and Offeror agree that they shall (i) commit to or shall effect, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as may be required to be divested or take other required action in order to obtain all Competition Clearances, and (ii) use their best efforts to avoid the entry of, or effect promptly the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the completion of the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction. In addition, each party agrees to take promptly any and all steps necessary to vacate or lift any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with the European Commission, any Member State Agency, the Canadian Commissioner, the US Competition Authority, the Australian Commission or other governmental or regulatory authority relating to antitrust or competition law (collectively, the "Competition Agencies") that would have the effect of making any of the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction illegal or otherwise prohibiting or materially delaying their completion.

(d)           Without limiting the generality of Section 6.1:

(i)    within 10 calendar days after the Alcan Information Delivery Date, Offeror will make an application for review required under Part IV of the Investment Canada Act, and promptly take all other actions necessary, proper or advisable (including without limiting the generality of the foregoing, reasonable written undertakings to Her Majesty in right of Canada) to obtain as soon as reasonably practicable the notice from the Minister of Industry stating that he is satisfied that the investment contemplated by the Offer and this Agreement is likely to be of net benefit to Canada;

(ii)    within seven calendar days after the Alcan Information Delivery Date, Rio Tinto and Offeror will make an application for a statement of no objection under the FAT Act and/or any other submissions, notifications or filings pursuant to such legislation as may be appropriate and advisable and to take all other actions necessary, proper or advisable (including without limiting the generality of the foregoing, reasonable written undertakings to the Treasurer of the Commonwealth of Australia) and to obtain as soon as reasonably practicable consent of the Treasurer of the Commonwealth of Australia under the FAT Act to the proposed acquisition by Offeror of Alcan and the Treasurer is taken to have so consented:

(A)  if Rio Tinto or Offeror receive written advice from or on behalf of the Treasurer of the Commonwealth of Australia to the effect that the acquisition of Alcan is not inconsistent with the Australian Government's foreign investment policy or is not objected to under the FAT Act; or

(B)   if notice of the proposed acquisition of Alcan is given to the Treasurer of the Commonwealth of Australia and the Treasurer of the Commonwealth of Australia has ceased to be empowered to make any order under Part II of the FAT Act in relation to the proposed acquisition because of lapse of time;

(iii)   within 21 calendar days after the Alcan Information Delivery Date, Rio Tinto, Offeror and Alcan shall jointly prepare and file with the Committee on Foreign Investment in the United States ("CFIUS") a joint notice under the Exon-Florio amendment to the U.S. Defence Production Act of 1950, as amended ("Exon-Florio Act"), with respect to the transaction contemplated by this Agreement.  Offeror and Alcan shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio Act review process.  Offeror and Alcan, in cooperation with each other, shall take all steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio Act review process as promptly as practicable, and to secure written confirmation from CFIUS that it has no objection to completion of the acquisition;

(iv)   within five calendar days after this Agreement is signed, Rio Tinto, Offeror and Alcan shall make all necessary filings or applications to the French Minister of Economy or any other relevant French Ministers involved in the French foreign investment process required to be made in connection with the completion of the Offer; and

(v)   Rio Tinto, RTL and Offeror, on the one hand, and Alcan, on the other, will also supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by the Director of Investments or the Minister of Industry, the Treasurer of the Commonwealth of Australia, the CFIUS or its member agencies, and/or the French Minister of Economy or any other relevant French ministers involved in the said French foreign investment process, and in each case their designates, as the case may be (together "Foreign Investment Review Agencies").

Collectively the clearances discussed in this Section 6.3(d) are referred to as "Foreign Investment Review Clearances".

(e)   Each of Rio Tinto, RTL and Offeror, on the one hand, and Alcan, on the other, shall in connection with Sections 6.3(a) and (d) use its reasonable commercial efforts, subject to all applicable Regulatory Laws relating thereto and to the exchange of privileged, confidential or competitively-sensitive information, to cooperate with the other party and coordinate its efforts with a view to adopting a joint approach with the other party with respect to the Competition Clearances, the Other Clearances and the Foreign Investment Review Clearances (whether related to preliminary discussions or formal compliance or filings) in connection with the Contemplated Transactions.  Without limiting the generality of the foregoing, each of Rio Tinto and Offeror, on the one hand, and Alcan, on the other, will cooperate and coordinate with the other party in exchanging information and supplying assistance that is reasonably requested for the Competition Clearances, the other Clearances and the Foreign Investment Review Clearances and, in particular:

(i)    each party shall provide the other (or their external counsel in respect of competitively sensitive, privileged or confidential matters) with advanced copies and an opportunity to comment on all applications, notices, submissions, consents, filings, correspondence and material supplied to or filed with the Competition Agencies and/or the Foreign Investment Review Agencies, and copies of all notices, consents, rulings, orders, no-action letters, correspondence and material received from Competition Agencies or the Foreign Investment Review Agencies and any material communication received or given in connection with any proceeding by a private party; and

(ii)   consult with the other party (or its external counsel in respect of competitively sensitive, privileged or confidential matters) in advance of any meeting or other discussions with Competition Agencies or the Foreign Investment Review Agencies concerning the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, and to the extent permitted by such Competition Agencies or Foreign Investment Review Agencies, permitting representatives of the other party (or their external counsel in respect of competitively sensitive, privileged or confidential matters) to attend such meetings and discussions.

(f)    Without limiting the generality of Section 6.3(e), neither Offeror nor Alcan will take any unilateral action with Competition Agencies or the Foreign Investment Review Agencies without first consulting and using reasonable endeavours to reach agreement with the other party.

(g)    Other than to the extent any Regulatory Laws expressly require Alcan or any of the Alcan Subsidiaries to obtain any consent of any Governmental Entity or to make any filing with any Governmental Entity, Rio Tinto and Offeror shall be solely responsible for making all such filings and otherwise pursuing all Competition Clearances, Other Clearances, Foreign Investment Review Clearances, and any other consents from Governmental Entities which are required to consummate the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction or deemed by Rio Tinto or Offeror to be appropriate or advisable.  Alcan shall fully co-operate with Rio Tinto and Offeror in pursuing all Competition Clearances, Other Clearances, Foreign Investment Review Clearances and any other clearances contemplated by Sections 6.3(a) and (d) and to the extent it is so required to obtain a consent or make a filing it shall do so only after the prior review thereof and concurrence thereto by and in co-ordination with Rio Tinto and Offeror.

(h)   All filing fees required in connection with the notification of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction or the application for or prosecution of any consent, approval, authorization, registration, filing or submission in accordance with this Section 6.3 shall be borne by Rio Tinto and/or Offeror.  Unless otherwise provided, all other fees, expenses and disbursements (including the costs of preparation of any such filings and fees and expenses of legal counsel) incurred in connection with the matters referred to in this Section 6.3 shall be borne by Rio Tinto and/or Offeror if incurred by or on its or their behalf and by Alcan if incurred by or on behalf of Alcan.

(i)    Rio Tinto will indemnify Alcan, its Subsidiaries and their respective officers, directors, employees, agents, advisors and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any filing made by Rio Tinto in connection with the Competition Clearances, Other Clearances and Foreign Investment Review Clearances and the Rio Tinto Circular, except to the extent that the information provided by Alcan under this Section 6.3 is not true, complete and correct as at the date such information was provided and, for the avoidance of doubt, nothing herein is intended to impose liability on Rio Tinto for actions taken by Competition Agencies to preclude alternative Acquisition Proposals in the event the Contemplated Transactions are not consummated.

6.4          Notification of Material Information

Each of Rio Tinto and Offeror, on the one hand, and Alcan, on the other, shall promptly notify the other of them if at any time before the Expiry Time it becomes aware that any of the Offer Documents, the Rio Tinto Circular, the RTL Circular, the Recommendation Documents, the Schedule TO, the Schedule 14D‑9, an application for an order, any registration, consent, circular or approval, registration statement or any other filing under companies, corporations, Applicable Securities Laws or Secondary Applicable Securities Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Offer Documents, the Rio Tinto Circular, the Recommendation Documents, the Schedule TO, the Schedule 14D‑9, such application, registration statement or filing, and each of Rio Tinto and Offeror, on the one hand and Alcan, on the other, shall co-operate in the preparation of any amendment or supplement to the Offer Documents, the Rio Tinto Circular, the Recommendation Documents, the Schedule TO, the Schedule 14D‑9, application, registration statement or filing, as required.

6.5          Continuity Agreement

(a)   In light of the Board of Directors' positive determination pursuant to paragraph 3 of the Continuity Agreement referred to in the recitals to this Agreement, Rio Tinto will, immediately after the execution of this Agreement, give notice to the Quebec Government pursuant to paragraph 7 of the Continuity Agreement that Rio Tinto has succeeded in demonstrating to the Board of Directors that the requirements of paragraph 3 of the Continuity Agreement have been met.

(b)   Each of Rio Tinto and Offeror, on the one hand, and Alcan, on the other, shall cooperate with the Quebec Government and do all such things as are reasonable in order to obtain all required consents, approvals and non-objection from the Quebec Government pursuant to the Continuity Agreement.

6.6          No Solicitation, Opportunity to Match, Etc.

(a)   When used in this Agreement, the following terms shall have the following meanings:

"Acquisition Proposal" means any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, reorganization, tender offer, issuer bid, liquidation or winding-up or similar transaction or sale of assets, whether in a single transaction or a series of transactions, in respect of Alcan or the Alcan Subsidiaries involving (i) 20% or more of the consolidated assets of Alcan (other than a sale or other disposal of any or all of Alcan's interests in its Packaging Business Group and related assets (the "Packaging Divestiture")), (ii) 20% or more of the outstanding shares of any class of equity securities of Alcan or 20% or more of the voting or equity securities of any of the Alcan Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Alcan (in each case other than a transaction involving Rio Tinto or Offeror), or (iii) any proposal or offer to, or public announcement of an intention to do so, or any amendment increasing the consideration to be paid pursuant to any existing proposal or offer to do so, any of the foregoing from any Person other than Rio Tinto or Offeror, excluding in the case of (i), (ii) and (iii) above the Packaging Divestiture; and

"Superior Proposal" means a bona fide Acquisition Proposal, that did not result from the wilful and intentional breach of this Section 6.6 by Alcan or any director or officer of Alcan or any representative acting at the direction of or on behalf of Alcan or any director or officer of Alcan, made by a third party to Alcan in writing after the date hereof, that offers the same amount of consideration on a per share basis to all Shareholders (subject to any prorationing per the terms of such offer), that the Alcan Board of Directors determines in good faith, after consultation with its financial and legal advisors, is more favourable to Shareholders from a financial point of view than the Offer, taking into account the form and amount of consideration, the likelihood and timing of completion and the other terms thereof (after due consideration of the legal, financial, regulatory and other aspects of such Acquisition Proposal and other factors deemed relevant by the Alcan Board of Directors); provided that for purposes of this definition, "Acquisition Proposal" shall have the meaning set forth above, except that the references in the definition thereof to "20% or more of the outstanding shares of any class of equity securities of Alcan" shall be deemed to be references to "a majority of all outstanding Shares" and references to "20% or more of the consolidated assets of Alcan" shall be deemed to be references to "all or substantially all of the consolidated assets of Alcan".

(b)     On and after the date of this Agreement, except as otherwise provided in this Agreement, Alcan shall not, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of Alcan or any Alcan Subsidiary, (i) solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing non-public information, permitting any visit to any facilities or properties of Alcan or any Alcan Subsidiary, including any material joint ventures or material mineral properties, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding any Acquisition Proposal; (ii) engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal provided that for greater certainty, Alcan may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Alcan Board of Directors has so determined; (iii) withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to Rio Tinto or Offeror, the approval or recommendation of the Alcan Board of Directors of this Agreement or the Offer or recommend an Acquisition Proposal (any such action, a "Change in Alcan Recommendation"); (iv) approve or recommend, or remain neutral with respect to or propose publicly to approve or recommend, or remain neutral with respect to any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 15 calendar days following the formal commencement of such Acquisition Proposal shall not be considered a violation of this Section 6.6(b) unless such position has not been withdrawn by or before the end of such 15 calendar day period); or (v) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

(c)      Notwithstanding Section  (b) and any other provision of this Agreement, the Alcan Board of Directors shall be permitted to: (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Rio Tinto or Offeror the approval or recommendation of the Offer; (ii) engage in discussions or negotiations with, or provide information pursuant to Section 6.6 to, any Person or governmental or regulatory authority and otherwise cooperate with and assist the Person making such Acquisition Proposal in response to an Acquisition Proposal by any such Person, if and only to the extent that:  (i) it has received a bona fide written Acquisition Proposal from such Person and the Alcan Board of Directors reasonably determines, after consultation with its outside legal and financial advisers, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to a Superior Proposal;  (ii) in the case of clause (i) above, Alcan shall have complied with all other requirements of Section 6.6(g),  (iii) the Alcan Board of Directors, after consultation with its outside legal advisors, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Laws;  (iv) in the case of clause (ii) above, prior to providing any information or data to such Person or governmental or regulatory authority in connection with such Acquisition Proposal, the Alcan Board of Directors receives from such Person an executed confidentiality agreement that contains provisions that are not less favourable to Alcan than those contained in the Confidentiality Agreement, except that such agreement need not contain any standstill restriction; and provided further that Alcan sends a copy of any such confidentiality agreement to Rio Tinto or Offeror promptly upon its execution and that Rio Tinto or Offeror are provided promptly with a list of, or in the case of information that was not previously made available to Rio Tinto or Offeror, copies of, any material information provided to such Person; and  (v) in the case of clause (ii) above, prior to providing any information or data to any such Person or entering into discussions or negotiations with any such Person who has made an Acquisition Proposal, Alcan has complied with Section 6.6(e).

(d)      Alcan will cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any Person by Alcan or any Alcan Subsidiary or any of its or their representatives or agents with respect to any Acquisition Proposal, whether or not initiated by Alcan, and, in connection therewith, Alcan will discontinue access to any data rooms (virtual or otherwise) previously provided to any such Person and will request (and exercise all rights it has to require) the return or destruction of all information regarding Alcan and the Alcan Subsidiaries previously provided to any such person, including all material including or incorporating or otherwise reflecting any such information. Alcan shall not waive the application of the Rights Plan in favour of any third party. Prior to the date on which the Offer is commenced, Alcan shall confirm to Rio Tinto or Offeror that it has demanded that all third parties:  (e) with whom Alcan has discussed any Acquisition Proposal;  (f) to whom Alcan has delivered confidential information regarding Alcan; or  (g) who have otherwise received any confidential information regarding Alcan, in each case since January 1, 2007, must either return any such confidential information or certify its destruction.  Alcan shall not terminate, waive, amend or modify any provision of any existing confidentiality agreement relating to an Acquisition Proposal or any standstill agreement to which it is a party (except that Rio Tinto or Offeror acknowledge that the automatic termination of the standstill provisions of such agreements as a result of entering into or announcing this Agreement shall not be a violation of this Section 6.6).

(e)       From and after the date of this Agreement, Alcan shall promptly (and in any event within 24 hours) notify Rio Tinto and Offeror, at first orally and then in writing, of any proposal, inquiry, offer, expression of interest (or any material amendment thereto) or request relating to any actual or potential Acquisition Proposal, an Acquisition Proposal, any request for discussions or negotiations, any request for representation on the Alcan Board of Directors and any request for non-public information relating to Alcan or any Alcan Subsidiary or any material joint venture received by Alcan's directors, officers, representatives or agents, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer (including any amendment thereto) or request. Alcan shall, at the reasonable request of Rio Tinto or Offeror, inform Rio Tinto or Offeror as to the status, including any change to the material terms, of any such proposal, inquiry, offer or request, or any amendment to any of the foregoing.

(f)      The parties shall each use reasonable best efforts to agree to a form of communication to be issued by Alcan to its senior officers, directors, authorized employees, and those representatives and agents that assisted Alcan in the negotiation of the Contemplated Transactions to ensure that such Persons are aware of the provisions of Sections 6.6(b) to 6.6(e) hereof and agree to be bound thereby.

(g)     Alcan shall not accept, approve or recommend, nor enter into any agreement relating to, an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 6.6(c)(D) above) unless:  (h) the Acquisition Proposal constitutes a Superior Proposal;  (i) Alcan has complied in all material respects with Sections 6.6(e) through 6.6(h), inclusive;  (j) Alcan has provided Rio Tinto and Offeror with notice in writing that there is a Superior Proposal together with a copy thereof (if not previously delivered) and all documentation related to and detailing the Superior Proposal (including a copy of the confidentiality agreement between Alcan and the Person making the Superior Proposal if not previously delivered) at least five business days prior to the date on which the Alcan Board of Directors proposes to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal;  (k) Alcan causes its financial and legal advisers to negotiate in good faith with Rio Tinto and Offeror during such five business day period (so long as and to the extent that Rio Tinto or Offeror is negotiating improvements in the terms and conditions of its Offer in good faith) to allow Rio Tinto and Offeror to make such improvements in the terms and conditions of the Offer so that such Acquisition Proposal ceases to constitute a Superior Proposal; (v) five business days shall have elapsed from the later of the date (the "Notice Date") Rio Tinto or Offeror received notice of Alcan's proposed determination to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal, and the date Rio Tinto or Offeror received a copy of the written proposal in respect of the Acquisition Proposal and, if Rio Tinto or Offeror has proposed to amend the terms of the Offer in accordance with Section 6.6(h), the Alcan Board of Directors (after consultation with its financial and legal advisors) shall have determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Offer by Rio Tinto or Offeror; (vi) Alcan concurrently terminates this Agreement pursuant to Section 7.1(k); and (vii) Alcan has previously, or concurrently will have, paid to Rio Tinto or Offeror the Alcan Termination Fee.

(h)     Alcan acknowledges and agrees that, during the five business day period referred to in Section 6.6(g) or such longer period as Alcan may approve for such purpose (the "Matching Period"), Rio Tinto or Offeror shall have the opportunity, but not the obligation, to propose to amend the terms of the Offer. The Alcan Board of Directors will review any proposal by Rio Tinto or Offeror to amend the terms of the Offer in order to determine, in good faith in the exercise of its fiduciary duties, whether the proposal of Rio Tinto or Offeror to amend the Offer would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Offer.

(i)     The Alcan Board of Directors shall promptly reaffirm its recommendation of the Offer by press release after: (x) any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; or (y) the Alcan Board of Directors determines that a proposed amendment to the terms of the Offer would result in the Acquisition Proposal not being a Superior Proposal, and Offeror has so amended the terms of the Offer of Rio Tinto and Offeror and their counsel and other advisors shall be given a reasonable opportunity to review and comment on the form and content of any such press release.

(j)    Nothing in this Agreement shall prevent the Alcan Board of Directors from responding through a directors' circular or otherwise as required by Applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal. Furthermore, nothing in this Agreement shall prevent the Alcan Board of Directors or any committee thereof from taking any action, from withdrawing, modifying or qualifying its approval or recommendation of the Offer or this Agreement or from making any disclosure to any securityholders of Alcan if, in the good faith judgment of the Alcan Board of Directors, after consultation with its legal advisors, failure to take such action or make such disclosure would be inconsistent with the Alcan Board of Directors' exercise of its fiduciary duties or such action or disclosure is otherwise required under applicable Law.  The Alcan Board may not make such a change in recommendation pursuant to the preceding sentence unless Alcan gives Rio Tinto and Offeror at least two (2) Business Days prior written notice of its intention to make such a change in recommendation, provided that, for greater certainty, the foregoing limitation shall not apply in respect of any actions taken under Section 6.6(g).

(k)   Each successive material modification (including any increase in the proposed price) of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 6.6, provided that the Matching Period in respect of such new Acquisition Proposal shall extend only until the later of the end of the initial five Business Day Matching Period and three (3) Business Days after the Notice Date in respect of the new Acquisition Proposal.

6.7          Notification of Certain Matters

Each of Rio Tinto and Offeror, on the one hand, and Alcan, on the other, shall give prompt notice to the other of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause, in the case of Rio Tinto or Offeror, any representation or warranty on its part contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time; and (b) any failure of such party, or any officer, director, employee, representative or agent thereof, to comply with or satisfy any covenant, obligation, condition or agreement to be complied with or satisfied by it hereunder; provided that a default by Alcan in giving notice hereunder shall not be deemed to be of material significance to Rio Tinto in the context of the Offer.

6.8          Access by Rio Tinto and Offeror

Upon reasonable notice and subject to the Confidentiality Agreement, Alcan agrees to provide Rio Tinto and Offeror and their representatives with reasonable access (without disruption to the conduct of Alcan's business) during normal business hours to all books, records, information and other materials in its possession and access to the personnel of Alcan and the Alcan Subsidiaries on an as reasonably requested basis as well as reasonable access to the properties of Alcan and the Alcan Subsidiaries in order to allow Rio Tinto and Offeror, for strategic planning and integration, for the structuring of any Pre-Acquisition Reorganization, for purposes of applying for the Competition Clearances, Other Clearances and the Foreign Investment Review Clearances, for the preparation of the Rio Tinto Circular and for any other reasons reasonably relating to the contemplated combination of Rio Tinto and Alcan. Nothing in the foregoing or any other provision of this Agreement shall require Alcan to disclose information which it is prohibited from disclosing pursuant to a written confidentiality agreement or confidentiality provision of an agreement with a third party or to provide Rio Tinto or Offeror with access to any information or property where Alcan is contractually or legally prohibited from so doing.

6.9          Officers' and Directors' Insurance and Indemnification

Rio Tinto agrees that for the period from the Effective Time until seven years after the Effective Time, Rio Tinto will cause Alcan or any successor to Alcan to maintain Alcan's current directors' and officers' insurance policies or policies reasonably equivalent subject in either case to terms and conditions no less advantageous to the directors and officers of Alcan than those contained in the policy in effect on the date hereof, for all present and former directors and officers of Alcan and the Alcan Subsidiaries, covering claims made prior to or within seven years after the Effective Time.  Alternatively, at the discretion of Rio Tinto, Rio Tinto may cause Alcan to purchase as an extension to Alcan's current insurance policies, pre-paid, non-cancellable run-off directors' and officers' liability insurance providing such coverage for such persons on terms no less advantageous to those contained in Alcan's current insurance policies.  From and after the Effective Date, Rio Tinto shall cause Alcan to indemnify the current and former directors and officers of Alcan and the Alcan Subsidiaries to the fullest extent to which Alcan is permitted to indemnify such officers and directors under applicable Law.

6.10        Shareholder Claims

Alcan shall notify Rio Tinto and Offeror forthwith of any claim brought by (or threatened to be brought by) any present, former or purported holder of any securities of Alcan in connection with the Offer prior to the Effective Time.  Alcan shall consult with Rio Tinto and Offeror prior to settling any such claim prior to the Effective Time and shall not settle or compromise, or agree to settle or compromise any such claim prior to the Effective Time without the prior written consent of Rio Tinto and Offeror.

6.11        Required Securities Law Approvals

Rio Tinto and Offeror will promptly take such action, including obtaining any exemption orders, consents or approvals or filing any such documents, as may be required under Applicable Securities Laws to permit Offeror to make the Offer and perform Offeror's other obligations hereunder, and Alcan shall co-operate in good faith in connection with any such action by Offeror.

6.12        Reorganization

(a)   Offeror (and its advisors) and Alcan (and its advisors) shall co-operate to identify opportunities to maximize tax efficiencies which may be available in connection with the Contemplated Transactions. If Offeror and Alcan identify such opportunities by September 30, 2007, they shall determine the manner in which they would most effectively be undertaken, including by way of reorganizations of Alcan's business, operations and assets (each a "Pre-Acquisition Reorganization") and Alcan shall use all commercially reasonable efforts to implement, with effect prior to Take-Up, such Pre-Acquisition Reorganizations. Notwithstanding the foregoing, it is agreed and understood that Alcan shall have no obligation to plan for or implement a Pre-Acquisition Reorganization unless the following conditions have been met:

(i)    any Pre-Acquisition Reorganization shall not delay, impair or impede the completion of the Offer, any Compulsory Acquisition Transaction, any Subsequent Acquisition Transaction or the ability of Offeror and Rio Tinto to obtain any financing required by it in connection with the Contemplated Transactions;

(ii)    any Pre-Acquisition Reorganization shall not unreasonably interfere in the ongoing operations of Alcan or any of its Subsidiaries;

(iii)   any Pre-Acquisition Reorganization shall not require any filings with, notifications to or approvals of any Governmental Authority or third party (other than obtaining such Tax rulings, and filing such Tax elections or notifications, as Alcan shall agree are feasibly done and necessary in the circumstances);

(iv)   any Pre-Acquisition Reorganization shall not require Alcan or any Subsidiary to contravene any Laws, their respective organizational documents or any Contract;

(v)   any Pre-Acquisition Reorganization shall not become effective unless Offeror shall have waived or confirmed in writing the satisfaction of all conditions in its favour under Schedule A and shall have confirmed in writing that it is prepared to immediately thereafter and without condition proceed to Take-Up;

(vi)   Alcan and its Subsidiaries shall not be obligated to take any action that could result in any Taxes being imposed on, or any adverse Tax or other consequences to, any securityholder of Alcan incrementally greater than the Taxes or other consequences to such party in connection with the consummation of the Offer, and Compulsory Acquisition or any Subsequent Acquisition Transaction in the absence of any Pre-Acquisition Reorganization; and

(vii)  Alcan, its Subsidiaries and their respective officers, directors, employees, agents, advisors and representatives shall have received an indemnity, in form and substance satisfactory to Alcan, acting reasonably, from Offeror from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization.

(b)     The determination as to whether the conditions set out in Section 6.12 (a) have or will be satisfied shall be that of Alcan, in its sole discretion. Offeror acknowledges and agrees that the planning for and implementation of any Pre-Acquisition Reorganization shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of Alcan hereunder has been breached. Where Alcan agrees to proceed with a Pre-Acquisition Reorganization, Offeror and Alcan shall, at the expense of Offeror, work cooperatively and use commercially reasonable efforts to prepare prior to Take-Up, all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganizations. For greater certainty, Alcan shall not be liable for any failure to properly implement any Pre- Reorganization Transaction or for the failure of Offeror to benefit from any anticipated tax efficiency.

(c)     Alcan shall not knowingly and shall ensure that no Alcan Subsidiary shall knowingly take any action or enter into any transaction, other than a transaction contemplated by this Agreement or a transaction undertaken in the ordinary course of business consistent with past practice, that could reasonably be expected to have the effect of reducing or eliminating the amount of the tax cost "bump" pursuant to paragraphs 88(1)(c) and (d) of the Tax Act otherwise available to Offeror and its successors and assigns in respect of the non-depreciable capital properties owned by Alcan and the Alcan Subsidiaries as of the date of this Agreement or acquired by such entities subsequent to the date of this Agreement in accordance with the terms of this Agreement, without first consulting with Offeror and Rio Tinto on same. Alcan will use it reasonable efforts to address the reasonable concerns of Offeror in regards to such provisions prior to taking or allowing its Subsidiary to take such action or transaction.

6.13          Rio Tinto Shareholders Approval

(a)     As promptly as reasonably practicable after the execution of this Agreement, but no later than the date that is eight weeks following the Alcan Information Delivery Date, Rio Tinto shall convene and hold or cause to be convened and held the Rio Tinto Shareholder Meeting.  Rio Tinto undertakes that the Rio Tinto Circular sent to shareholders of Rio Tinto and of RTL will incorporate a unanimous and unqualified recommendation from the board of directors of Rio Tinto or RTL respectively to vote in favour of the resolutions to be proposed at the Rio Tinto Shareholder Meeting.  The information that is required by Rio Tinto from Alcan for the purposes of preparing the Rio Tinto Circular is described in Schedule D.

(b)     Rio Tinto shall procure that the boards of directors of Rio Tinto and RTL shall not withdraw, modify or qualify (or publicly propose to or publicly state that they intend to withdraw, modify or qualify) in any manner adverse to Alcan the  recommendations referred to in Section  13(a) (any such action, a "Change in Rio Tinto Recommendation") and shall after the announcement of any transaction which if consummated would change the control of Rio Tinto promptly re-affirm its recommendation, except if, in the good faith judgment of the Rio Tinto board of directors, after consultation with its legal advisors, failure to take such action would be inconsistent with the board of directors' fiduciary duties under applicable Law.

(c)      Rio Tinto shall procure that the boards of directors of each of Rio Tinto and RTL shall take all reasonable action to solicit that the shareholders of Rio Tinto and RTL approve the acquisition of the Common Shares by Offeror pursuant to the Offer provided that no Change in Rio Tinto Recommendation has been made.

ARTICLE 7
 TERMINATION, AMENDMENT AND WAIVER

7.1                         Termination

This Agreement may be terminated at any time prior to the Effective Time:

(a)           by mutual written consent of the parties hereto;

(b)           by Rio Tinto if:

(i)            the Minimum Tender Condition shall not be satisfied at the Expiry Time of the Offer, provided such Expiry Time is not required to be extended by Offeror pursuant to this Agreement; or

(ii)           any other condition of the Offer shall not be satisfied or waived at the Expiry Time of the Offer and Offeror shall not elect to waive such condition;

(c)           by Rio Tinto or Alcan, if Offeror does not take up and pay for the Common Shares deposited under the Offer by a date that is six months following the date of mailing of the Offer (as it may be extended, the "Outside Date"), provided that the right to terminate this Agreement pursuant to this clause shall not be available to the party seeking to terminate if any action of such party or its affiliates, or any failure of such party or its affiliates to perform any of its obligations under this Agreement required to be performed by it, shall have resulted in a condition contained in Schedule A to this Agreement not having been satisfied prior to the Outside Date; provided, however, that if Offeror's take up and payment for Common Shares deposited under the Offer is delayed by an injunction or order made by a Governmental Entity of competent jurisdiction, or Offeror not having obtained any waiver, consent or approval of any Governmental Entity which is necessary to permit Offeror to take up and pay for Common Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by Alcan pursuant to Section 7.1(c) until the tenth Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained or six months from the date of mailing of the Offer, whichever occurs first;

(d)          by Rio Tinto or Alcan, if any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling permanently restraining or enjoining or otherwise prohibiting any of the transactions contemplated herein (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) which order, decree or ruling is final and non-appealable;

(e)          by Rio Tinto, if:

(i)            Alcan is in material default under any covenant or obligation under this Agreement; or

(ii)           any representation or warranty made by Alcan under this Agreement shall have been at the date hereof untrue or incorrect or, shall have become untrue or incorrect in any material respect at any time prior to the Expiry Time, except for such inaccuracies in the representations and warranties which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect in respect of Alcan and would not materially and adversely affect the ability of Offeror to proceed with the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, reasonably be expected to have a Material Adverse Effect on Rio Tinto, and such default or inaccuracy in clauses (i) or (ii) is not curable or, if curable, is not cured by the earlier of the date which is 15 days from the date of written notice of such breach and the Expiry Time;

(f)

(i)            by Rio Tinto or Alcan if Rio Tinto's shareholders and RTL's shareholders shall not have approved the acquisition of the Common Shares pursuant to the Offer at the Rio Tinto Shareholder Meeting (or any adjournment or postponement thereof); or

(ii)           by Alcan if the Rio Tinto Shareholder Meeting shall not have occurred by the date that is nine weeks after the delivery by Alcan of the information set forth in Schedule D;

(g)          by Alcan, if any representation or warranty of Rio Tinto or Offeror under this Agreement is untrue or incorrect in any material respect at any time prior to the Expiry Time and such inaccuracy is reasonably likely to prevent, restrict or materially delay consummation of the Offer and is not curable or, if curable, is not cured by the earlier of the date which is 15 days from the date of written notice of such breach and the Expiry Time;

(h)           by Alcan, if Rio Tinto or Offeror is in material default of any covenant or obligation under this Agreement and such default is not curable or, if curable, is not cured by the earlier of the date which is 15 days from the date of written notice of such breach and the Expiry Time;

(i)            by Rio Tinto, if:

(i)            the Board of Directors fails to publicly reaffirm its approval of the Offer in accordance with Section 6.6(i);

(ii)           the Board of Directors or any committee thereof withdraws, modifies, changes or qualifies its approval or recommendation of this Agreement or the Offer in any manner adverse to Rio Tinto or Offeror; or

(iii)          the Board of Directors or any committee thereof recommends or approves or publicly proposes to recommend or approve an Acquisition Proposal;

(j)           by Alcan, if the board of directors of Rio Tinto or RTL shall have effected a Change in Rio Tinto Recommendation or if, following the date hereof and prior to the termination of this Agreement, a transaction is announced which, if consummated, would result in a change of control of Rio Tinto and the shareholders of Rio Tinto and RTL do not approve the acquisition of the Common Shares pursuant to the Offer at the Rio Tinto Shareholder Meeting; and

(k)          by Alcan, if Alcan proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of Section 6.6(g), provided that Alcan has previously, or concurrently will have paid to, Rio Tinto the Rio Tinto Termination Payment and further provided that Alcan has not breached in a material respect any of its covenants, agreements or obligations in this Agreement.

7.2             Termination and Expense Reimbursement Payments

(a)      Rio Tinto shall be entitled to a cash termination payment in an amount equal to $1,049 million less the amount of any non-resident withholding Tax required by Laws relating to Taxes to be withheld which is promptly remitted to the relevant Governmental Authority (the "Rio Tinto Termination Payment"), upon the occurrence of any of the following events (each a "Rio Tinto Termination Payment Event") which shall be paid by Alcan within the time specified in respect of each such Rio Tinto Termination Payment Event:

(i)    this Agreement is terminated by Rio Tinto pursuant to Section 7.1(i), in which case the Rio Tinto Termination Payment shall be paid to Rio Tinto forthwith and in any event no later than 1:00 p.m. (Montreal time) on the first Business Day following the termination date;

(ii)    this Agreement is terminated by Alcan pursuant to Section 7.1(k), in which case the Rio Tinto Termination Payment shall have been paid to Rio Tinto forthwith and in any event no later than 1:00 p.m. (Montreal time) on the first Business Day following the termination date;

(iii)   this Agreement is terminated by Rio Tinto pursuant to Section 7.1(b)(i) or 7.1(c) in each case if following the date hereof and prior to the termination of this Agreement, an Acquisition Proposal is made and within 12 months following the termination of this Agreement, an Acquisition Proposal is consummated, in which case the Rio Tinto Termination Payment shall be paid to Rio Tinto on the earlier of the date the Acquisition Proposal is consummated and the date the Acquisition Proposal is approved or recommended or entered into or agreed to;

provided, in each case, that neither Rio Tinto nor Offeror is in default in the performance of its obligations under this Agreement to a degree that is of material significance to Alcan.

(b)     Unless the Rio Tinto Termination Payment is paid, Rio Tinto shall be entitled to an expense reimbursement payment of $200 million (the "Rio Tinto Expense Reimbursement Payment") if this Agreement is terminated pursuant to Section 7.1(b)(i).

(c)     Where the Rio Tinto Termination Payment or the Rio Tinto Expense Reimbursement Payment is payable, payment shall be made by Alcan to Rio Tinto by wire transfer in immediately available funds to an account specified by Rio Tinto.  For greater certainty, the obligations of Alcan under this Section 7.2 shall survive the termination of this Agreement, regardless of the circumstances thereof.

(d)    Subject to Section 7.3, Alcan acknowledges that the amounts set out in Sections 7.2(a) and 7.2(b) in respect of the Rio Tinto Termination Payment and the Rio Tinto Expense Reimbursement Payment represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which Rio Tinto will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not a penalty.  Alcan irrevocably waives any right it may have, under Article 1623 of the Civil Code of Québec or otherwise, to raise as a defence that any such liquidated damages are excessive or punitive.

(e)    Alcan shall be entitled to a cash termination payment in an amount equal to the lesser of $1,049 million and one percent of the market capitalization of Rio Tinto at the date such payment becomes due and payable less the amount of any non-resident withholding Tax required by Laws relating to Taxes to be withheld which is promptly remitted to the relevant Governmental Authority (the "Alcan Termination Payment") if this Agreement is terminated: (i) by Alcan pursuant to Section 7.1(j); or (ii) (X) by Alcan pursuant to Section 7.1(f)(ii), or (Y) by Rio Tinto or Alcan pursuant to Section 7.1(f)(i) in each case ((X) or (Y)) after a transaction is announced which, if consummated, would result in a change of control of Rio Tinto, in which case the Alcan Termination Payment shall be paid by Rio Tinto to Alcan forthwith and in any event no later than 1:00 p.m. (Montreal time) on the first Business Day following such termination date, provided that Alcan is not in default in the performance of its obligations under this Agreement to a degree that is of material significance to Rio Tinto or the Offeror.

(f)    Unless the Alcan Termination Payment is paid, Alcan shall be entitled to an expense reimbursement payment of $200 million (the "Alcan Expense Reimbursement Payment") payable by Rio Tinto if this Agreement is terminated by Alcan pursuant to Section 7.1(f).

(g)   Where the Alcan Termination Payment or the Alcan Expense Reimbursement Payment is payable, payment shall be made by Rio Tinto to Alcan by wire transfer in immediately available funds to an account specified by Alcan. For greater certainty, the obligations of Rio Tinto under this Section 7.2 shall survive the termination of this Agreement, regardless of the circumstances thereof.

(h)   Subject to Section 7.3, Rio Tinto acknowledges that the amounts set out in Sections 7.2(e) and 7.2(f) in respect of the Alcan Termination Payment and the Alcan Expense Reimbursement Payment represent damages which are a genuine pre-estimate of the loss, including opportunity costs, which Alcan will suffer or incur as a result of the event giving rise to such loss and resultant termination of this Agreement, and are not a penalty. Rio Tinto and Offeror irrevocably waive any right they may have, under Article 1623 of the Civil Code of Québec or otherwise, to raise as a defence that any such damages are excessive or punitive.

7.3          Effect of Termination

For greater certainty, the parties agree that all of the payment amounts set out in Section 7.2 are the sole remedy in compensation or damages of, in the case of the Rio Tinto Termination Payment and the Rio Tinto Expense Reimbursement Payment, Rio Tinto and its affiliates or, in the case of the Alcan Termination Payment and the Alcan Expense Reimbursement Payment, Alcan and its affiliates, in any case with respect to the event or events giving rise to the termination of this Agreement and the resulting payment of such amounts; provided, however, that nothing contained in this Section 7.3, and no payment under Section 7.2, shall relieve or have the effect of relieving any party in any way from liability for damages incurred or suffered by a party as a result of an intentional or wilful breach of this Agreement, including the intentional or wilful making of a misrepresentation in this Agreement (including the Schedules hereto).  Nothing herein shall preclude a party from seeking an injunction to restrain any breach or threatened breach of the covenants or obligations set forth in this Agreement or otherwise to obtain specific performance of any such covenants or obligations, without the necessity of posting bond or security in connection therewith. In the event of the termination of this Agreement as provided in Section  1 this Agreement shall be of no further force or effect, except that Section 2, this Section  3 and  0 (General Provisions) shall survive the termination of this Agreement, and no termination of this Agreement shall affect the obligations of Rio Tinto contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.4          Amendment

This Agreement may not be amended except by an instrument signed by each of the parties hereto.

7.5          Waiver

At any time prior to the termination of this Agreement pursuant to Section 7.1, any party hereto may:  (a) extend the time for the performance of any of the obligations or other acts of any other party hereto; or (b) waive compliance with any of the agreements of the other party or with any conditions, subject to Section 2.1(f), to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 8
 GENERAL PROVISIONS

8.1          Further Assurances

Rio Tinto and Offeror, on the one hand, and Alcan, on the other, shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

8.2          Expenses

Subject to Section 6.3(h) and 7.2, Rio Tinto and Offeror, on the one hand, and Alcan, on the other, agree that all costs and expenses of the parties relating to the Offer and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the party incurring such expenses.

8.3          Advisors

Rio Tinto and Offeror, on the one hand, and Alcan, on the other, represent and warrant to the other that, with the exception of Deutsche Bank AG and CIBC World Markets Inc. and their affiliates, for whose fees and expenses Rio Tinto and/or Offeror shall be solely liable, and the Financial Advisor, UBS Securities Canada Inc., JP Morgan Securities Inc. and RBC Capital Markets Inc. and their affiliates, for whose fees and expenses Alcan shall be solely liable, no securityholder, director, officer, employee, consultant, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer or any similar transaction based upon arrangements made by or on behalf of Rio Tinto, Offeror or Alcan, as the case may be.

8.4          Public Statements

Except as required by applicable Law, Applicable Securities Laws or Secondary Applicable Securities Laws, or applicable stock exchange requirements, Rio Tinto and Offeror, on the one hand, and Alcan, on the other, agree not to make any public announcement or statement with respect to the Offer or this Agreement without the approval of the other, such approval not to be unreasonably withheld or delayed.  Moreover, in any event, each of Rio Tinto and Offeror, on the one hand, and Alcan, on the other, agrees to give prior notice to the other of any public announcement relating to the Offer or this Agreement and agrees to consult with each other prior to issuing each such public announcement.

8.5          Confidentiality

All information of a confidential nature relating to Rio Tinto or Offeror or their business, on the one hand, and Alcan or its business, on the other, that is disclosed to the other in accordance with this Agreement or in connection with the Offer and the Contemplated Transactions shall be held in confidence by the receiving party and shall not be disclosed to any person or the public except with the prior written consent of the disclosing party, acting reasonably.  Such consent shall not apply to the disclosure of confidential information as required by applicable Law, provided that (a) only the confidential information that is legally required may be disclosed, and (b) the party making such disclosure as required by applicable Law shall consult with the party who disclosed the confidential information in accordance with this Agreement or in connection with the Offer and the transactions contemplated herein and co-operate with such party who disclosed the confidential information to obtain a protective order or other remedy. For greater certainty, these provisions are in addition to the provisions of the Confidentiality Agreement.

8.6          Remedies

Subject to Section 7.3, Rio Tinto and Offeror, on the one hand, and Alcan, on the other, acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by the other or its representatives and any such breach would cause the non-breaching party irreparable harm.  Accordingly, Rio Tinto and Offeror, on the one hand, and Alcan, on the other, agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.  Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law to the other.

8.7          Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering the same or sending the same by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein.  Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a Business Day, if not the next succeeding Business Day) unless actually received after 4:30 p.m. (Montreal time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service for each of the parties hereto shall be as follows:

(a)   if to Alcan:

Alcan Inc.
1188 Sherbrooke Street West
Montreal, Quebec
Canada H3A 3G2

Attention:          David McAusland
Executive Vice-President, Corporate Development
and Chief Legal Officer

Fax:                  +1 (514) 848-1341

with a copy (which shall not itself constitute notice) to:

Ogilvy Renault LLP
Suite 1100
1981 McGill College Avenue
Montréal, Quebec
Canada H3A 3C1

Attention:          Norman M. Steinberg/Francis R. Legault
Fax:                  +1 (514) 286-5474

Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303-3308
United States

Attention:          Scott C. Miller
Fax: (650) 461-5700

and

Attention:          George J. Sampas
Fax: (212) 558-3588

(b)   if to Rio Tinto:

Rio Tinto plc
6 St James's Square
London, SW1Y 4LD
United Kingdom

Attention:          Guy Elliott, Finance Director
Fax No.:           +44 20 7753 2200

with a copy (which shall not itself constitute notice) to:

McCarthy Tétrault LLP
Suite 3300
421-7th Avenue SW
Calgary, Alberta
Canada T2P 4K9

Attention:          Owen A. Johnson
Fax:                  +1 (403) 260 3501

and

Attention:          René Sorell
Fax:                  +1 (416) 868-0673

(c)   if to Offeror:

Rio Tinto Canada Holding Inc.
Suite 1800
770 Sherbrooke Street West
Montreal, Quebec
Canada H3A 1G1

Attention:          Michel Jutras
Fax No.:           +1 (514) 286-9336

with a copy (which shall not itself constitute notice) to each of:

Rio Tinto plc
6 St James's Square
London, SW1Y 4LD
United Kingdom

Attention:          Guy Elliott, Finance Director
Fax No.:           +44 20 7753 2200

and

McCarthy Tétrault LLP
Suite 3300
421-7th Avenue SW
Calgary, Alberta
Canada T2P 4K9

Attention:          Owen A. Johnson
Fax:                  +1 (403) 260 3501

8.8          Severability

If any term, provision, covenant, obligation or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, obligations and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and Rio Tinto and Offeror, on the one hand, and Alcan, on the other, shall negotiate in good faith to modify the agreement to preserve each other's anticipated benefits under this Agreement.

8.9          Entire Agreement, Assignment and Governing Law

(a)   This Agreement (together with all other documents and instruments referred to herein) constitutes the entire agreement and, other than the Confidentiality Agreement, supersedes all other prior agreements and undertakings, both written and oral, among Rio Tinto and Offeror, on the one hand, and Alcan, on the other, with respect to the subject matter hereof.

(b)   This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of all parties thereto.

(c)   This Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the Province of Québec and the federal Laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof which would result in the application of the Laws of any other jurisdiction, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the Province of Québec.

8.10        Contra Proferentem

Rio Tinto and Offeror, on the one hand, and Alcan, on the other, waive the application of any rule of Law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

8.11        No Third Party Beneficiaries

This Agreement is not intended to confer on any person other than the parties any rights or remedies other than the officers and directors or former officers and directors of Alcan and Alcan Subsidiaries, who shall be entitled to be treated as third party beneficiaries of this Agreement solely with respect to Section  9.

8.12        Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

8.13        Time of the Essence

Time is of the essence with respect to all provisions of this Agreement that specify a time or period for performance.

8.14        Injunctive Relief

The parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

8.15        Language

The parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written by the duly authorized representatives of the parties hereto.

RIO TINTO PLC
by	/s/ Paul Skinner
Paul Skinner

RIO TINTO CANADA HOLDING INC.
by	/s/ Michel Jutras
Michel Jutras

ALCAN INC.
by	/s/ Richard B. Evans
Richard B. Evans

by	/s/ David McAusland
David McAusland

SCHEDULE  A

CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Agreement to which this schedule is attached and subject to applicable Laws, Offeror will have the right to withdraw or terminate the Offer (or amend the Offer to postpone taking up and paying for any Common Shares deposited under the Offer), and shall not be required to accept for payment, take up, purchase or pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by Offeror at or prior to the Expiry Time:

(a)   there shall have been validly deposited under the Offer and not withdrawn that number of Common Shares that, when added to the Common Shares then owned by Offeror or any of its Subsidiaries, constitutes at least 66 ⅔% of the Common Shares outstanding (calculated on a fully-diluted basis) at the time the Common Shares are taken up under the Offer (the "Minimum Tender Condition");

(b)   there shall have been tendered or deposited under the Offer and not withdrawn more than 50% of the Voting Shares (as defined in the Shareholder Rights Plan) held by Independent Shareholders (as defined in the Shareholder Rights Plan);

(c)    Offeror shall have determined acting reasonably that, on terms satisfactory to Rio Tinto and Offeror, the Shareholder Rights Plan does not provide rights to the Alcan Shareholders to purchase any securities of Alcan as a result of the Offer and does not and will not adversely affect the Offer, Rio Tinto, Offeror or any Rio Tinto affiliate either before or on consummation of the Offer; without limiting the generality of the foregoing, Alcan shall have, to the extent permitted to be effected by the Board of Directors under and subject to the terms of the Shareholder Rights Plan:

(A)  confirmed that the Offer is a Permitted Bid under the Shareholder Rights Plan;

(B)  taken all further action necessary in order to ensure that the Separation Time (as defined in the Shareholder Rights Plan) does not occur in connection with this Agreement or any Contemplated Transactions;

(C)  taken all further action necessary to ensure that the Shareholder Rights Plan does not interfere with or impede the success of the Contemplated Transactions; and

(D)  taken all further action necessary in order to ensure that, upon Take-Up, all Rights under the Rights Plan cease to be exercisable and be redeemed at the Redemption Price as provided under the Rights Plan without further formality and to ensure that upon such redemption all Rights become null and void;

(d)   (A)(i) the Canadian Commissioner shall have issued an advance ruling certificate under Section 102 of the Canadian Competition Act in respect of the purchase of the Common Shares by Offeror, or (ii) the waiting period under Part IX of the Canadian Competition Act shall have expired or have been waived in accordance with the Canadian Competition Act and the Canadian Commissioner shall have advised Offeror in writing (which advice shall not have been rescinded or amended) that she has determined not to make an application under Part VIII of the Canadian Competition Act in respect of the purchase of the Common Shares by Offeror; (B) the applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated; (C) the applicable waiting periods instituted by the European Commission and/or the Member States Agencies shall have expired or been terminated; (D) the Minister of Industry shall have approved, or have been deemed to approve, the Contemplated Transactions as being of net benefit to Canada; and (E) Other Clearances shall have been obtained;

(e)   without limiting the scope of the conditions in paragraph (b) above, all government or regulatory approvals (including, without limitation, those of any stock exchanges or other securities regulatory authorities) that are legally necessary to complete the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been waived or terminated;

(f)    the Agreement shall not have been terminated by Alcan or by Rio Tinto or Offeror in accordance with its terms;

(g)   (i) no act, action, suit or proceeding shall have been taken before or by any domestic or foreign court, tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, other than any such action, suit or proceeding filed by or on behalf of commercial competitors of Alcan or competing bidders which Offeror has been advised by counsel is unlikely to succeed, and (ii) no Law shall have been proposed with retroactive effect, enacted, promulgated or applied, in either case:

(A)  to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to Offeror of the Common Shares, or the right of Offeror to own or exercise full rights of ownership of the Common Shares or the consummation of a Compulsory Acquisition or a Subsequent Acquisition Transaction (other than any sale or disposition of assets or businesses as may be required by Section 6.3(c) or limitations or conditions imposed in connection therewith);

(B)  which, if the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction) were consummated, would reasonably be expected to have a Material Adverse Effect in respect of Alcan or Rio Tinto (other than any sale or disposition of assets or businesses  as may be required by Section 6.3(c) or limitations or conditions imposed in connection therewith); or

(C)  which would materially and adversely affect the ability of Offeror to proceed with the Offer, effect any Compulsory Acquisition or Subsequent Acquisition Transaction and/or take up and pay for any Common Shares deposited under the Offer;

(h)   there shall not exist any prohibition at Law against Offeror making or maintaining the Offer or taking up and paying for any Common Shares deposited under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction;

(i)    there shall not exist or have occurred (or, if there does exist or shall have occurred prior to July 11, 2007, there shall not have been disclosed, generally or to Rio Tinto or Offeror in writing on or before the execution and delivery of this Agreement) any change in the business, financial condition, results of operations of Alcan and the Alcan Subsidiaries taken as a whole which has resulted in a Material Adverse Effect with respect to Alcan;

(j)    Alcan shall have complied in all material respects with its covenants and obligations under this Agreement to be complied with at or prior to the Expiry Time;

(k)   Neither Rio Tinto nor Offeror shall have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of Alcan with any securities commission or similar securities regulatory authority in Canada or the U.S. which Rio Tinto or Offeror shall have reasonably determined, has or may have, a Material Adverse Effect on Alcan or which, if the Offer were consummated, would have a Material Adverse Effect on Rio Tinto or Offeror;

(l)    the representations and warranties made by Alcan in this Agreement (including, for greater certainty, Schedule C hereto) shall be true and correct at and as of the Expiry Time, as if made at and as of such time (except for those expressly stated to speak at or as of an earlier time) except for untrue or incorrect representations and warranties which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alcan or materially and adversely affect the ability of Offeror to effect the Offer or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, reasonably be expected to have a Material Adverse Effect on Offeror or Rio Tinto; and

(m)  Rio Tinto's shareholders and RTL's shareholders shall have approved the acquisition of the Common Shares pursuant to the Offer, in accordance with the Listing Rules, the Articles of Association of Rio Tinto and the Constitution of RTL.

The foregoing conditions are for the sole benefit of Offeror and may be asserted by Offeror, acting reasonably, regardless of the circumstances giving rise to any such assertion, by Offeror or Rio Tinto; provided, however, that the Offeror shall be entitled to invoke a condition (other than the Minimum Tender Condition) only if and to the extent that the circumstances giving rise to the right to invoke the condition are of material significance to Rio Tinto in the context of the Offer. Subject to the provisions of this Agreement at any time, Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time without prejudice to any other rights which Offeror or Rio Tinto may have except that the Minimum Tender Condition shall not be waived without the prior written consent of Alcan. The failure by Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

SCHEDULE  B

 REPRESENTATIONS AND WARRANTIES OF RIO TINTO AND OFFEROR

1.            Organization

Rio Tinto is a company duly organized under the Laws of England and Wales.  Offeror is a corporation duly organized under the Laws of Canada. Each of Rio Tinto and Offeror validly exists and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as currently owned and conducted.

2.            Authority and No Violation

(a)   Each of Rio Tinto and Offeror has the necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Rio Tinto and Offeror and the consummation by it of the Offer have been duly authorized by their respective boards of directors and no other corporate proceedings on their parts (other than Rio Tinto's and RTL's shareholders' approval, in the case of Rio Tinto) are necessary to authorize this Agreement or the Offer.  This Agreement has been duly executed and delivered by Rio Tinto and Offeror and constitutes a legal, valid and binding obligation of Rio Tinto and Offeror, enforceable against each of them in accordance with its terms.

(b)   The authorization of this Agreement, the execution and delivery by Rio Tinto and Offeror of this Agreement and the performance by them of their respective obligations under this Agreement, and the consummation of the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction, will not:

(1)   result (with or without notice or the passage of time and providing, in the case of Rio Tinto, that Rio Tinto's and RTL's joint electorate shareholder approval is obtained) in a violation or breach of or constitute a default under any provision of:

(i)     the constitutional documents of Rio Tinto or Offeror;

(ii)    any applicable Laws, except to the extent that the violation or breach of, or default under, any applicable Laws, would not, individually or in the aggregate, reasonably be expected to materially adversely affect Rio Tinto or Offeror's ability to perform their respective obligations under this Agreement;

(iii)   any note, bond, mortgage, indenture, contract, licence, permit or government grant to which Rio Tinto or Offeror is party or by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to materially adversely affect Rio Tinto or Offeror's ability to perform their respective obligations under this Agreement;

(iv)   any judgment, decree, order or award of any Governmental Entity or arbitrator; or

B-2

(2)          give rise:

(i)    to any right of termination, acceleration or cancellation of indebtedness of Rio Tinto or any of its Subsidiaries or material joint ventures, or cause any such indebtedness to come due before its stated maturity;

(ii)    to any rights of first refusal or trigger any change in control provisions or any restriction or limitation under any such note, bond, mortgage, indenture, contract, license, franchise or permit, or result in the imposition of any Encumbrance, charge or lien upon any of Rio Tinto or any of its Subsidiaries' or material joint ventures' assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Rio Tinto and its Subsidiaries; or

(iii)   result in the imposition of any Encumbrance or Encumbrances upon any assets of any of Rio Tinto or any of its Subsidiaries or material joint ventures, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Rio Tinto and its Subsidiaries.

(c)   No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Rio Tinto or Offeror in connection with consummation of the transactions contemplated by the Offer and this Agreement other than those which are contemplated by the Offer and this Agreement, except for such consents, approvals, orders or authorizations, or declarations or filings, as to which the failure to obtain or make would not, individually or the in aggregate, prevent or materially delay the consummation of the transactions contemplated by the Offer and this Agreement.

3.            Financing Arrangements

Rio Tinto and Offeror have made adequate arrangements to ensure that the required funds are available to effect payment in full of the consideration for all of the Common Shares offered to be acquired pursuant to the Offer.

4.            Shareholder Meeting

Rio Tinto is required by the Listing Rules to announce publicly details of the transaction via a Regulatory Information Service, to send a Class 1 circular to shareholders and to make the acquisition conditional on approval by its shareholders at a general meeting, which as a result of the terms of the DLC Merger Sharing Agreement between Rio Tinto and RTL and the provisions of the Articles of Association of Rio Tinto and the Constitution of RTL, will require an affirmative vote of the holders of a majority of shares of both Rio Tinto and RTL present and voting at general meetings.  Rio Tinto is required under its articles of association to seek the sanction of an ordinary resolution of its shareholders voting at a general meeting to permit the borrowing to fund the acquisition of the Common Shares to be made.  No further vote or approval of Rio Tinto or RTL shareholders will be required for the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction or any other transactions contemplated by the Support Agreement.

B-3

5.            Disclosures

The Offer Documents and the Schedule TO (together with any amendments or supplements thereto) pursuant to Section  1(b) of this Agreement will, at the time of the filing thereof, as at the date of the Take-Over Bid Circular and the mailing of the Offer Documents to Alcan Shareholders and on completion of the Offer, be true, complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that Rio Tinto makes no representation or warranty as to the matters relating to Alcan provided by Alcan specifically for inclusion the in these documents.

SCHEDULE  C

 REPRESENTATIONS AND WARRANTIES OF ALCAN

Alcan represents and warrants to and in favour of Rio Tinto and Offeror as follows, subject in each case to such exceptions as are set forth in the Disclosure Letter delivered concurrently with the execution of this Agreement, it being acknowledged and agreed that any exception set forth in a specific section or subsection of the Disclosure Letter shall qualify the representation and warranty in the corresponding section or subsection of this Schedule C and shall apply to another representation or warranty only to the extent that it is readily apparent on its face that such disclosure is intended to apply to such other representation or warranty.

In this Schedule, an Alcan Subsidiary or joint venture is a material Alcan Subsidiary or material joint venture if its assets or profit as at or for the year ended December 31, 2006 represented 5% or more of the consolidated assets or profit of Alcan as at that date or for that year as shown in the audited consolidated financial statements of Alcan for the fiscal year ended December 31, 2006.

1.     Organization

(a)      Alcan and each material Alcan Subsidiary has been duly incorporated or formed is validly existing and is, to the extent applicable, in good standing under all applicable Laws of its jurisdiction of incorporation or formation, and has all necessary corporate power, authority, and capacity to own its property and assets and to carry on its business as currently owned and conducted. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) providing to any person the right to acquire any such shares or other ownership interests in any of the material Alcan Subsidiaries and all ownership interests of Alcan in material Alcan Subsidiaries and in material joint ventures with third parties are owned free and clear of all Encumbrances of any kind or nature whatsoever held by third parties except as disclosed in the Alcan Disclosure Letter.

(b)      Alcan and each material Alcan Subsidiary is duly qualified or licensed to do business and is, to the extent applicable, in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of Alcan.

2.     Capitalization

(a)     The authorized capital of Alcan consists of an unlimited number of Common Shares and an unlimited number of preference shares issuable in series.  As at June 30, 2007, 370,975,741 Common Shares, 5,699,900 Alcan Series C Preferred Shares and 2,999,000 Alcan Series E Preferred Shares were issued and outstanding. As at June 30, 2007, there were outstanding Options to acquire in aggregate 6,553,113 Common Shares. Except for the Options, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating or which may obligate Alcan or any Alcan Subsidiary to issue or sell any shares of Alcan or of any Alcan Subsidiary or securities or obligations of any kind convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Alcan or of any Alcan Subsidiary. All outstanding Common Shares and the Common Shares, if any, to be issued on exercise of the Options have been duly authorized.  The outstanding Common Shares are, and the Common Shares to be issued on exercise of the Options will be when issued, validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.  There are no outstanding bonds, debentures or other evidences of indebtedness of Alcan or any Alcan Subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Common Shares on any matter.

(b)     Except for the Alcan Normal Course Issuer Bid, there are no outstanding obligations of Alcan or any Alcan Subsidiary to repurchase, redeem or otherwise acquire any outstanding Common Shares or with respect to the voting or disposition of any outstanding securities of Alcan or any Alcan Subsidiary.  No holder of securities issued by Alcan or any Alcan Subsidiary has any right to compel Alcan to register or otherwise qualify securities for public sale in Canada, the United States, Australia, France, the United Kingdom or elsewhere.

3.     Authority and No Violation

(a)      Alcan has the necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Alcan and the consummation by Alcan of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby.

(b)      This Agreement has been duly executed and delivered by Alcan and constitutes a legal, valid and binding obligation of Alcan, enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity.

(c)       The authorization of this Agreement, the execution and delivery by Alcan of this Agreement and the performance by it of its obligations under this Agreement, and the transactions contemplated by this Agreement, will not:

(i)    result (with or without notice or the passage of time) in a violation or breach of or constitute a default under, require any consent to be obtained under or give rise to any third party right of termination, cancellation, acceleration, penalty or payment obligation or right of purchase or sale under, any provision of:

(A)  its or any Alcan Subsidiary's certificate of incorporation, articles or by-laws or other charter documents or any agreement by it or any material Alcan Subsidiary with a shareholder;

(B)   any applicable Laws (subject to obtaining the regulatory consents contemplated by this Agreement or the regulatory consents disclosed in the Alcan Disclosure Letter), except to the extent that the violation or breach of, or default under, any applicable Laws, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Alcan;

(C)  any note, bond, mortgage, indenture, contract, licence, permit or, government grant to which Alcan or any Alcan Subsidiary is party or by which it is bound except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Alcan; or

(D)  any judgment, decree, order or award of any Governmental Entity or arbitrator except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Alcan;

(ii)   give rise to any right of termination, acceleration, pre-payment, novation, "make-whole" or cancellation of indebtedness of Alcan or any Alcan Subsidiary, or cause any such indebtedness to come due before its stated maturity or cause any available credit of Alcan or any Alcan Subsidiary which is material to Alcan and the Alcan Subsidiaries taken as a whole to cease to be available except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Alcan;

(iii)   except as may be provided under the Continuity Agreement, give rise to any right of first refusal or trigger any change in control provisions (other than in respect of the Convertible Notes) or any restriction or limitation under any such note, bond, mortgage, indenture, contract, agreement, license, franchise or permit except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Alcan; or

(iv)   result in the imposition of any Encumbrance upon any assets of Alcan or any Alcan Subsidiary except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Alcan.

4.     Consents and Approvals

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or any other third party is required to be obtained by Alcan in connection with the consummation of the transactions contemplated by this Agreement other than those which are contemplated by the Offer and this Agreement, except for such consents, approvals, orders or authorizations, or declarations or filings, as to which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect in respect of Alcan.

5.     Public Filings

Alcan has filed all documents or information required to be filed by it under Applicable Securities Laws or Secondary Applicable Securities Laws including the US Securities Act and the US Exchange Act or with the Toronto Stock Exchange, the New York Stock Exchange, the UK Financial Services Authority or a UK Regulatory Information Service, the Eurolist by Euronext Paris, the Euronext Brussels and the SWX Swiss Exchange (all such documents filed prior to the date hereof, the "Alcan Public Documents") since January 1, 2005.  All the Alcan Public Documents, as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as at the time at which they were filed with applicable securities regulatory authorities.  All of the Alcan Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of Applicable Securities Laws and Secondary Applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by securities commissions or similar securities regulatory authorities.  Alcan has not filed any confidential material change report with any securities regulatory authority that at the date hereof remains confidential. There is no material fact concerning Alcan which has not been disclosed in the Alcan Public Documents filed on or before the date hereof and, except in relation to the Contemplated Transactions, Alcan will have no obligation, based on facts, matters and circumstances currently known to it or of which it is aware, under Applicable Securities Laws or Secondary Applicable Securities Laws to file any document or information or confidential material change report.

6.     Financial Statements

(a)     The audited consolidated financial statements of Alcan (including any related notes thereto) for the fiscal year ended December 31, 2006 have been prepared in accordance with GAAP and present fairly, in all material respects, the financial condition and results of operations of Alcan and the Alcan Subsidiaries on a consolidated basis as at December 31, 2006, as applicable, and for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto).

(b)     The unaudited condensed consolidated financial statements of Alcan (including any related notes thereto) for the interim three-month period ended March 31, 2007 have been prepared in accordance with GAAP and present fairly, in all material respects, the financial condition and results of operations of Alcan and the Alcan Subsidiaries on a consolidated basis as at March 31, 2007, as applicable, and for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto), subject to normal, recurring year-end adjustments that are not material.

7.     Disclosure Controls and Procedures

Alcan has devised and maintained a system of disclosure controls and procedures designed to ensure that information required to be disclosed by Alcan under Applicable Securities Laws or Secondary Applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in the Applicable Securities Laws or Secondary Applicable Securities Laws.  Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Alcan in the Alcan Public Documents is accumulated and communicated to the management of Alcan, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

8.     Provision of Information

(a)                The information to be supplied by or on behalf of Alcan for inclusion (or, where applicable, incorporation by reference) in any of the Offer Documents and the Schedule TO (together with any amendments or supplements thereto) pursuant to Section 2.2(d) of this Agreement will, at the time of the filing thereof, as at the date of the Take-Over Bid Circular and the mailing of the Offer Documents to Alcan Shareholders and on completion of the Offer, be true, complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               The information to be supplied by or on behalf of Alcan for inclusion (or, where applicable, incorporation by reference) in the Rio Tinto Circular (together with any amendments or supplements thereto) pursuant to Section 2.2(d) of this Agreement will, at the time of the filing thereof, as at the dates of the Rio Tinto Circular and the mailing of the Rio Tinto Circular to the shareholders of Rio Tinto and the shareholders of RTL, as at the dates of the Rio Tinto Shareholder Meeting, and on completion of the Offer, be true, complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

9.     Internal Control Over Financial Reporting

Alcan maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Alcan and the Alcan Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Alcan and the Alcan Subsidiaries are being made only in accordance with authorizations of management and directors of Alcan and the Alcan Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Alcan or the Alcan Subsidiaries that could have a material effect on its financial statements.  To the knowledge of Alcan, prior to the date of this Agreement: (A) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Alcan that are reasonably likely to adversely affect Rio Tinto's or Offeror's ability to record, process, summarize and report financial information, and (B) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Alcan.  Since December 31, 2006, Alcan has received no (x) material complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) expressions of concern from employees of Alcan regarding questionable accounting or auditing matters.

10.   Reporting Issuer Status

As at the date hereof Alcan is a reporting issuer not in default under the securities laws of any Canadian jurisdiction.

11.   United States Securities Laws

(a)     Alcan is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(b)     Alcan currently is, and was, at the time each report or other filing required to be filed under the US Exchange Act and the US Securities Act was filed, a "foreign private issuer" within the meaning of Rule 3b-4 under the US Exchange Act and is exempt from compliance with the proxy regulations and requirements of the US Exchange Act pursuant to the exemption provided by Rule 3a12-3 of the Exchange Act.

12.   No Brokers

Except for the fee to be paid to the Financial Advisor, UBS Canada Inc., JP Morgan Securities Inc. and RBC Dominion Securities pursuant to their engagement letters with Alcan, a true and complete copy of which has been delivered to Offeror, Alcan has not agreed to pay any brokerage fees, finder's fees, financial advisory fees, agent's commissions or other similar forms of compensation in connection with this Agreement and the transactions contemplated herein.

13.   Absence of Certain Changes or Events

Since December 31, 2006, except as disclosed in the Alcan Public Documents or in the Alcan Disclosure Letter, and other than for the purposes of the transactions contemplated herein:

(a)   Alcan and each of the Alcan Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice;

(b)   there has not occurred one or more changes, events or occurrences which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of Alcan;

(c)   neither Alcan nor any Alcan Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect in respect of Alcan; and

(d)   Alcan has not effected any change in its accounting principles.

SCHEDULE D

 RIO TINTO CIRCULAR - ALCAN INFORMATION REQUIREMENTS

Set out below is a summary of what is required, in terms of content, of the Rio Tinto Circular to be issued to shareholders of Rio Tinto in connection with the proposed transaction with Alcan.

1      Content

The circular must contain the following:

1.1            Risk Factors (Annex 1, item 4)

Prominent disclosure of risk factors that may affect the issuer's ability to fulfil its obligations under the securities to investors in a section headed "Risk Factors".

1.2            Trend information (Annex 1, item 12)

12.	TREND INFORMATION
12.1.	The most significant recent trends in production, sales and inventory, and costs and selling prices since the end of the last financial year to the date of the [circular].
12.2.	Information on any known trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the issuer's prospects for at least the current financial year.

1.3             Litigation (Annex 1, item 20.8);

20.8.

Legal and arbitration proceedings
Information on any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Rio Tinto is aware), during a period covering at least the previous 12 months which may have, or have had in the recent past significant effects on Alcan and/or group's financial position or profitability, or provide an appropriate negative statement.

1.4             Significant changes (Annex 1, item 20.9);

20.9.

Significant change in [Alcan's] financial or trading position
A description of any significant change in the financial or trading position of the Alcan group which has occurred since the end of the last financial period for which either audited financial information or interim financial information have been published, or provide an appropriate negative statement.

D-2

This statement would normally be supported by comfort from Alcan's accountants who will require;

•    analytics explaining changes between the published information and the latest management accounts (for the income statement this will include analytics for the equivalent prior year period);

•     access to any management accounts for the relevant period, and for the equivalent period in the preceding year;

•     copies of board minutes during the period;

•     access to management to discuss explanations, and

•     letter of representation from Alcan management.

1.5          Material contracts (Annex 1, item 22);

22.

MATERIAL CONTRACTS
A summary of each material contract, other than contracts entered into in the ordinary course of business, to which Alcan or any member of the group is a party, for the two years immediately preceding publication of the [circular].
A summary of any other contract (not being a contract entered into in the ordinary course of business) entered into by any member of the Alcan group which contains any provision under which any member of the Alcan group has any obligation or entitlement which is material to the Alcan group as at the date of the [circular].

1.6          Working capital (Annex 3, item 3.1);

3.1

Working capital Statement
Statement by the issuer that, in its opinion, the working capital is sufficient for the [enlarged group's] present requirements or, if not, how it proposes to provide the additional working capital needed.

The working capital statement is given on a combined basis for the proposed enlarged group. The statement will be supported by comfort from accountants who need access to Alcan's 18 month cashflow projections and balance sheets at the beginning and end of the forecast period,  They will also need access to materials that support the underlying projections, including:

•         financing documents and facility agreements

•         sensitivity analyses

•         underlying assumptions

D-3

1.7          Financial Information Table

LR 13.5.14 requires the inclusion of Alcan's consolidated three year track record and interim results to the 30 June 2007 within a financial information table.

This information will be taken directly from the audited financial statements and interim accounts and reviewed by Rio Tinto and Alcan.

1.8          Reconciliation of Financial Information

A reconciliation is required of Alcan's shareholders' equity and net earnings for the last three complete years and for any subsequent period for which financial information has been published.  The subsequent period is expected to be for the first half of 2007.  The reconciliation is to Rio Tinto's latest published accounting policies under IFRS.  The collection and assembly of the required data will be done primarily by Alcan, with review and technical guidance from Rio Tinto.  Rio Tinto has discussed this process with Alcan management, supplied a questionnaire to assist and will require access to Alcan's management.  In order to support their opinion, PwC London will be required to perform procedures on the reconciliation and will need to access source documents, Alcan management, Alcan auditors and underlying financial information at head office and selected locations.

1.9          Description of Alcan's financial reporting procedures to allow Rio Tinto to prepare an integration plan of its financial reporting procedures with Alcan's.

LR 8.4.12 requires the sponsor to come to a reasonable opinion after making due and careful enquiry of a number of things including the ongoing ability of Rio Tinto to comply with the requirements of the Listing Rules following the transaction. The key ongoing requirement will be the ability to comply with the financial reporting requirements. In the context of a transaction such as this, where both parties to the transaction already comply with onerous reporting requirements, the focus is on how the two standalone systems will combine to form one integrated system.

1.10         Updating of Information

As well as providing the initial information to compile the shareholder circular, there is an ongoing obligation to notify any new material development. Rio Tinto will therefore require notification if Alcan becomes aware of any material development or change in any of the information supplied.